AS  FILED  WITH  THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1999
                                                    REGISTRATION  NO.  333-88615


                        U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                                                   Washington,  D.C.  20549
                                  ____________________

                                 Amendment  No.  1  to
                                       FORM  SB-2
            REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933
                                 _____________________

                            GO  ONLINE  NETWORKS  CORPORATION
                 (Name  of  small  business  issuer  in  its  charter)
                                 _____________________

           DELAWARE                      454110                   33-0873993
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 _____________________

                                 5681 Beach Boulevard
                                     Suite 101/100
                           Buena Park, California  90621
                                     (714) 736-9888
                (Address and telephone number of Registrant's principal
                   executive offices and principal place of business)
                                 _____________________

                                  Joseph M. Naughton
                                 5681 Beach Boulevard
                                    Suite 101/100
                            Buena Park, California 90621
                                    (714)736-9888
              (Name, address and telephone number of agent for service)
                                 _____________________

                                      COPIES TO:

                                M. Richard Cutler, Esq.
                                  Cutler Law Group
                        610 Newport Center Drive, Suite 800
                              Newport Beach, CA 92660
                                  ____________________

                   Approximate Date of Proposed Sale to the Public.
     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                               ____________________


                                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES                   AMOUNT    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
TO BE REGISTERED                                    BEING      OFFERING PRICE        AGGREGATE      REGISTRATION
                                                  REGISTERED      PER SHARE       OFFERING PRICE         FEE
=================================================================================================================
Common Stock offered for sale by Triton           27,027,027  $             .37  $      10,000,000  $    2,780.00
ValueEquities Fund, L.P. in Investment Agreement
------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon conversion of
Convertible Note                                   2,834,010  $             .19  $         538,462  $      149.70
-----------------------------------------------------------------------------------------------------------------
Common Stock issuable as coupon payments
for Convertible Note                                 453,442  $             .19  $          86,154  $        2396
-----------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
Warrants issued to Triton Value Equity Fund          192,500  $             .50  $          96,250  $       26.76
-----------------------------------------------------------------------------------------------------------------
Common Stock of certain selling shareholders         308,333  $             .37  $         114,084  $       31.71
-----------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of             1,000,000  $             .50  $         500,000  $      139.00
warrant issued to a selling shareholder
-----------------------------------------------------------------------------------------------------------------
       Total Registration Fee                                                                       $    3,151.13
=================================================================================================================


1 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Based in part on the average bid and ask prices for the referenced common stock on the Nasdaq Over-the-counter Bulletin Board on October 5, 1999.
2 The Convertible Note is convertible at a percentage of the price for the Company's common stock on the Nasdaq Over-the-counter Bulletin Board on the lowest 3 days in the 20 trading days prior to the date of conversion. The Price reflects conversion in the event that Company's common stock drops to a price of $.20 at the lowest percentage conversion. See "Description of Securities."
3 Reflects potential payment of the 8% interest on the Convertible Note for a period of 24 months from issuance. The pricing is calculated as set forth in footnote 2 hereof.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              Cross-Reference Sheet


     FORM SB-2 ITEM NUMBER AND HEADING      CAPTION OR LOCATION IN PROSPECTUS
     ---------------------------------      ---------------------------------

1.   Front of the Registration Statement
     and Outside Front Cover of
     Prospectus . . . . . . . . . . . .     Outside  Front  Cover  Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus. . . . . . . .     Inside Front and Outside Back Cover
                                            Pages

3.   Summary Information and Risk Factors   Prospectus Summary; Risk  Factors

4.   Use of Proceeds . . . . . . . . . .    Use  of  Proceeds

5.   Determination of Offering Price . .    Not  Applicable

6.   Dilution . . . . . . . . . . . . .     Dilution

7.   Selling Security Holders . . . . .     Selling Stockholders

8.   Plan of Distribution . . . . . . .     Plan of Distribution

9.   Legal  Proceedings . . . . . . . .     Certain Transactions

10.  Directors, Executive Officers,
     Promoters and Control Persons . .      Management B Directors
                                            and Executive Officers

11.  Security Ownership of Certain
     Beneficial Owners and Management  .    Principal Stockholders

12.  Description of Securities . . . . .    Description of Securities

13.  Interest of Named Experts and
     Counsel . . . . . . . . . . . . . .    Legal Matters; Experts

14.  Disclosure of Commission Position on
     Indemnification  for  Securities  Act
     Liabilities . . . . . . . . . . . .    Management B Indemnification of
                                            Directors and Officers

15.  Organization Within Last Five Years .  Certain Transactions

16.  Description of Business . . . . . . .  Business

17.  Management's Discussion and Analysis
     or Plan of Operation  . . . . . . . .  Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations

18.  Description of Property . . . . . . .  Business - Facilities

19.  Certain Relationships and Related
     Transactions . . . . . . . . . . . .   Certain Transactions

20.  Market for Common Equity and Related
     Stockholder Matters . . . . . . . .    Outside Front Cover Page;
                                            Dividend Policy; Description of
                                            Securities; Price Range of
                                            Securities

21.  Executive Compensation . . . . . . .   Executive Compensation

22.  Financial Statements . . . . . . . .   Financial Statements

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure . . . . . . . .   Not applicable

PROSPECTUS     Up  to  32,742,779  Shares  of  Common  Stock

                         GO ONLINE NETWORKS CORPORATION


           [SHOP  GO  ONLINE.COM  LOGO]


     We  are  registering  for  resale  by  Selling  Shareholders:

o 27,027,027 shares of Common Stock for issuance to Triton Private Equities Fund, L.P., upon exercise of our rights to sell up to $10,000,000 in securities to Triton accordance with an Investment Agreement we entered into with Triton;

o 3,462,452 shares of Common Stock for issuance to Triton Private Equities Fund, L.P., an investor in Go Online Networks Corporation that purchased a Series 1999-A Eight Percent Convertible Note and Warrants;

o 28,300 shares of Common Stock issuable upon exercise of warrants by Bridgewater Capital Corporation, the Company's Consulting Firm;

o     1,225,000 shares of Common Stock held by certain selling shareholders; and

o 1,000,000 shares of Common Stock issuable upon exercise of a warrant held by a selling shareholder at $.50 per share.

              INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                          ___________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE  DATE  OF  THIS  PROSPECTUS  IS  DECEMBER  1,  1999

                                TABLE OF CONTENTS


Prospectus  Summary . . . . . . . . . . . . . . . . . . 3
Risk  Factors . . . . . . . . . . . . . . . . . . . . . 5
Price  Range  of  Securities . . . . . . . . . . . . .  11
Dividend  Policy . . . . . . . . . . . . . . . . . . .  11
Dilution . . . . . . . . . . . . . . . . . . . . . . .  12
Use  of  Proceeds . . . . . . . . . . . . . . . . . .   13
Management's  Discussions  and  Analysis  of
  Financial Condition and Results of Operations . . .   14
Business . . . . . . . . . . . . . . . . . . . . . . .  19
Management . . . . . . . . . . . . . . . . . . . . . .  34
Executive  Compensation . . . . . . . . . . . . . . .   36
Certain  Transactions . . . . . . . . . . . . . . . .   38
Legal  Proceedings . . . . . . . . . . . . . . . . .    39
Selling  Stockholders . . . . . . . . . . . . . . . .   40
Plan  of  Distribution . . . . . . . . . . . . . . .    43
Principal  Stockholders . . . . . . . . . . . . . . .   44
Description  of  Securities . . . . . . . . . . . . .   46
Legal  Matters . . . . . . . . . . . . . . . . . . .    48
Experts . . . . . . . . . . . . . . . . . . . . . . .   48
Index  to  Consolidated  Financial  Statements  . . .   F-1

                                PROSPECTUS SUMMARY

                           GO  ONLINE  NETWORKS  CORPORATION

     Go Online Networks Corporation ("Go Online" or the "Company") operates in the high technology and E-commerce business. By utilizing a three-tiered revenue model, we intend to continue actively to pursue the online arena through superior market knowledge, technology, and marketing.

     In initiating our new strategy, we recently acquired and currently operate three distinct divisions. Our Internet Kiosk Division pursues a strategy in the installation of Internet kiosks in the mid-priced hotel market. Our ShopGoOnline.com internet website offers a variety of products and services via the World Wide Web utilizing streaming video and audio. We intend that our Auctionomics internet auction site will drive purchases of high-end goods, such as real estate, automobiles and jewelry.


                                   OUR OFFICES

     Our offices are located at 5681 Beach Boulevard, Suite 101, Buena Park, California 90621. Our telephone number is (714) 736-9888.

                                  THE OFFERING

SECURITIES  OFFERED:

 Shares  Offered  by
 Triton Private Equities Fund            Up to 27,027,027 shares issuable in an
                                         Investment Agreement we have with
                                         Triton Private Equities  Fund.

                                         Up to 2,834,010 shares which Triton
                                         Private Equities Fund, LP can
                                         obtain through a Convertible  Note.

                                         Up to 453,442 shares of common stock
                                         which we may use to pay the interest
                                         payments on the Convertible  Note.

                                         175,000 shares of common stock which
                                         Triton Private Equities Fund
                                         may obtain by exercise of warrants.

Bridgewater  Capital  Shares             28,300 shares of Common Stock which
                                         can be issued if Bridgewater Capital
                                         Corporation exercises a warrant.

Selling  Shareholder  Shares             750,000 shares previously issued in
                                         private placements and up to 1,000,000
                                         shares which may be issued to one such
                                         investor upon the exercise of warrants.

Cutler  Shares                           178,333 shares of Common Stock which
                                         we issued to Cutler Law Group and
                                         certain of their employees, our
                                         legal counsel.

Turner  Shares                           100,000 shares of Common Stock which we
                                         issued to Fred Turner, our litigation
                                         legal  counsel.


Common Stock                             71,302,677 shares of common stock are
                                         issued and outstanding as of
                                         September 1, 1999.  As many as
                                         102,820,456 shares of common stock may
                                         be outstanding after this offering if
                                         all  shares we are registering for the
                                         Investment Agreement are issued, our
                                         Convertible Notes are converted at the
                                         lowest price, and all the warrants and
                                         options reflected above are exercised.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

     OUR INTERNET RELATED BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME AND THEREFORE INVESTORS CANNOT ASSESS ANY HISTORICAL SUCCESS OR FAILURES.
 . Our executive officers commenced our major lines of business -- the Shop Go Online E-commerce site, our Go Online kiosk businesses and our Auctionomics business -- relatively recently. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE. We have incurred losses in our business operation since our inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     OUR  AUDITORS  HAVE  STATED  THAT  THEY  HAVE  DOUBTS  ABOUT OUR ABILITY TO
CONTINUE AS A GOING CONCERN. Our auditors in their report included in this Prospectus have expressed doubt about our ability to continue as a going company. That risk is primarily dependent on our ability to raise sufficient money to undertake our new business plan. If we do not continue as a business, any stock you buy from us would be worth substantially less.

     WE  MAY  BE  UNABLE TO MEET OUR CAPITAL REQUIREMENTS WHICH MAY SLOW DOWN OR
CURTAIL OUR BUSINESS PLANS . If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our two e-commerce websites, build and place sufficient kiosks or otherwise maintain our competitive position. Since we intend to rapidly commence advertising our e-commerce sites and since we desire to place internet kiosks rapidly to get market share, it is certain that we will require additional capital. Other than through the Investment Agreement we have with Triton Private Equities Fund, L.P., we have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

     WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR CONTINGENCY PLANS TO ADDRESS YEAR 2000 ISSUES IN OUR OWN SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT SUFFICIENT. Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy all the potential problems we found. We have inquired of the manufacturers of our internet kiosk systems and have been assured that all our kiosks are year 2000 compliant. We have also made inquiries of our other primary third party providers and have received assurances that they have taken steps to be year 2000 compliant. Despite these efforts, it is possible that we have not identified all year 2000 problems in our computer systems or in our third party supplier's systems. If we fail to identify and remedy year 2000 problems, we could lose revenues or experience delays in our business which would make us less profitable.

     SEASONAL FACTORS MAY ADVERSELY AFFECT OUR SHOPGOONLINE PERIODIC OPERATING RESULTS. We believe that the nature of the products we sell on ShopGoOnline.com makes it likely that our sales and revenues will fluctuate seasonally, with a strong emphasis during the Christmas shopping season. It is possible that this seasonality of our business may cause our revenue and operating results to fluctuate, and we may not be able to generate sufficient revenue in certain quarters to offset expenses.

     OUR SHOPGOONLINE SITE COULD INCUR COSTS FROM REGULATION UNDER CONSUMER PROTECTION LAWS IN VARIOUS STATES. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations.

     WE MAY HAVE TO QUALIFY TO DO BUSINESS IN OTHER JURISDICTIONS. Because our ShopGoOnline and Auctionomics businesses are available over the Internet in multiple states and foreign countries, and because our kiosks will be located in numerous states, and because we will sell to consumers resident in such states and foreign countries, those jurisdictions may require that we qualify to do business as a foreign corporation. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

     IF  OUR  ONLINE  SERVERS  FOR  OTHER  SHOPGOONLINE  OR  AUCTIONOMICS BECAME
UNAVAILABLE, WE COULD LOSE CUSTOMERS. We could lose existing or potential customers for our ShopGoOnline and Auctionomics businesses if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation. As the number of individual users increases, we will need to expand and upgrade the technology underlying our online services. We may be unable to predict accurately changes in the volume of traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions.

     ALL THREE OF OUR DIVISIONS HAVE COMPETITION AND WE COULD CONSEQUENTLY LOSE SUBSTANTIAL REVENUE AND CUSTOMERS TO OUR COMPETITORS. The electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers.
          Current competitors for our ShopGoOnline division include companies with online commerce sites such as Onsale, Inc., Egghead, Amazon.com, Inc., Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc. and Dell Computer Corporation. This is not an exhaustive list of current competitors. In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost.
          Our internet kiosk division competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers.
          Our Auctionomics internet auction site competes with numerous, well-established internet auction sites. The biggest competitor in that market is ebay.com, but there are numerous other sites such as onsale.com, bid.com, egghead.com, 2themart.com and many others which have competitive auction sites. New competitors can enter this market very easily. If we do not properly market our site, our competitors will have more market share.

     WE COULD LOSE VALUE OR FACE LOSSES ASSOCIATED WITH PURCHASING AND CARRYING OUR OWN INVENTORY FOR OUR SHOPGOONLINE SITE. We may determine that it is in our best interest to purchase inventory directly from vendors. Risks of carrying inventory include: potential declines in the market value of the goods that we purchase; difficulties managing customer returns and credits associated with merchandise to be returned to vendors; and shrinkage resulting from theft, loss or inaccurate inventory recording. If we manage our inventory poorly, we may be forced to sell our inventory at a discount or loss.

     BECAUSE WE RELY ON THIRD-PARTY MERCHANDISE VENDORS FOR SUPPLY, SHIPPING AND QUALITY OF PRODUCTS FOR OUR SHOPGOONLINE SITE, WE CANNOT CONTROL AVAILABLE AND
QUALITY OF OUR PRODUCTS. We rely on various vendors to supply us with merchandise. We will likely not have any long-term contracts or arrangements with our vendors that guarantee the availability of merchandise. We may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively.

     WE WILL RELY ON OTHER THIRD PARTIES IN CONDUCTING OUR E-COMMERCE OPERATIONS. In conducting our operations, we may depend on several other third parties, including the following:

          Fulfillment. Third parties will fulfill a significant portion of our sales. Any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent fulfillment of customer orders;
          Payment processing. We will rely on one or two processors of credit card transactions. If computer systems failures or other problems were to prevent them from processing our credit card transactions, we would experience delays and business disruptions; and
          Shipping. We will use one or two primary delivery services to ship our products. Our business would suffer if labor problems or other causes prevented these or any other major carriers from delivering our products for significant time periods. We may not be able to maintain satisfactory relationships with any of the above parties on acceptable commercial terms, and the quality of services that they provide may not remain at the levels needed to enable us to conduct our business effectively.

     DEPENDENCE ON THE LODGING INDUSTRY AND CHANGES IN VIEWING HABITS FOR OUR KIOSK BUSINESS COULD ADVERSELY EFFECT OUR PROFITS. Our kiosk business is closely linked to the performance of the lodging industry. Declines in hotel occupancy or changes in the mix of hotel guests as a result of general business, economic, seasonal and other factors can have a significant impact on our kiosk revenues.

     IF WE CANNOT KEEP UP WITH RAPIDLY CHANGING TECHNOLOGY OUR SITES MAY GO OUT OF DATE. Technology in the internet, cable, entertainment and communications industries is subject to rapid and significant change. There can be no assurance that future technological advances will not result in improved equipment or software systems that would be better than the systems we currently have in place in any of our three divisions. In order to remain competitive, we will be required to continue to make programming enhancements and maintain engineering and technical capability and flexibility to respond to customer demands for new or improved versions of our kiosk systems and new technological developments for our e-commerce sites, particularly in the area of streaming video and audio. Our continued success will depend in part upon our ability to identify promising emerging technologies and to develop, refine and introduce high quality services in a timely manner on competitive and cost-effective terms.

     RELIANCE ON KIOSK PROVIDERS MAY DELAY DELIVERY. We currently rely upon two suppliers who developed and who manufacturer our internet kiosks. The loss of either of these suppliers could slow our ability to deliver kiosks in accordance with our hotel contracts and consequently could hurt our relationships with those hotels and our revenues would decrease. While we believe that we could find other suppliers who could manufacture our kiosks, we may incur increased costs and require additional time to deliver those kiosks.

     OUR INTERNET AUCTION BUSINESS MAY FACE INCREASED GOVERNMENT REGULATION. Several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states, even if those transactions originate over the internet. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to Internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.
     OUR INTERNET AUCTION BUSINESS MAY BE HARMED BY THE LISTING OR SALE BY OUR USERS OF ILLEGAL ITEMS. The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. Although we have not determined all of our policies in that regard, we are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, may be listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service.

     OUR BUSINESS MAY BE HARMED BY FRAUDULENT ACTIVITIES ON OUR INTERNET AUCTION WEBSITE. Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We generally will not take responsibility for delivery of payment or goods to any user of our internet auction service. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name. We may in the future receive additional requests from users requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

     WE  COULD  BE  LIABLE FOR INACCURATE OR MISLEADING INFORMATION DISSEMINATED
THROUGH BOTH OUR SHOPGOONLINE WEBSITE AND OUR AUCTIONOMICS WEBSITE. The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information.

     WE MAY NOT BE ABLE TO ACCURATELY PROJECT THE RATE OR TIMING OF INCREASES, IF ANY, IN THE USERS OF OUR SHOPGOONLINE WEBSITE OR OUR INTERNET AUCTION SERVICE SUFFICIENTLY TO TIMELY EXPAND AND UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO
ACCOMMODATE ANY INCREASES. We intend to use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We will be required continually to improve these systems in order to accommodate the level of use of our auction website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information.

     BECAUSE OF RECENT NASD RULES, OUR COMMON STOCK MAY BE DELISTED FROM THE OVER-THE-COUNTER BULLETIN BOARD. Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934 are ineligible for listing on the Over- the-Counter Bulletin Board. Pursuant to the Rule, issuers who are not current with such filings are subject to delisting pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999. Our trading symbol on January 4, 1999 was JNNE. Therefore, pursuant to the phase-in schedule, our common stock is subject to de-listing on January 12, 2000. On December 10, 1999, our common stock will have its trading symbol changed to GONTE unless this registration statement is effective and we are current with our other filings. When we get this Registration Statement effective, we would become eligible to remain on the over-the-counter bulletin board. If we had previously been delisted, we could reapply for listing when we have this Registration Statement effective.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY NOT HAPPEN. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Managements Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain a discussion of some of these factors that could contribute to those differences.

                            PRICE RANGE OF SECURITIES

     The following table sets forth the high and low closing prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Prior to September 22, 1999, our common stock was listed under the symbol "JNNE." Effective on September 22, 1999, the trading symbol for the Company's Common Stock changed to GONT.

                                                          CLOSING  PRICES
      YEAR     PERIOD                                      HIGH      LOW
     -----     ------                                      ----     ----

     1999      First Quarter                                .09     .02
               Second Quarter                               .74     .09
               Third Quarter                                .70     .36
               Fourth Quarter  (through  Nov.  22)          .49     .26

     1998      First  Quarter                               .07     .04
               Second  Quarter                              .16     .03
               Third  Quarter                               .10     .03
               Fourth  Quarter                              .05     .02

     The number of beneficial holders of record of the Common Stock of the company as of the close of business on September 24, 1999 was approximately 223. Many of the shares of the Company's Common Stock are held in "street name" and consequently reflect numerous additional beneficial owners, which we are advised is approximately 9,925 as of August 24, 1999.

     At September 30, 1999, the Company had outstanding options to purchase 2,450,000 shares of common stock at exercise prices ranging from $.20 to $5.50, with a weighted average option price of $.27.

     At September 30, 1999, the Company had 2,614,523 shares of common stock which could be sold pursuant to Rule 144.




                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

                                    DILUTION

     The difference between the public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in Shares we are offering to the public in this Offering. The Company has already realized the dilution from the Shares registered for selling securityholders other than the delivery of funds from Triton Private Equities Fund, L.P. in our investment contract with them. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock. The calculations reflect issuance of shares to Triton Value Equities Fund, L.P. at a price of $.37 per share for total gross proceeds of $10,000,000 to the Company, although the Investment Contract may result in different numbers of shares at different conversion prices depending on our stock prices.

     As of June 30, 1999, the Company had a net tangible book value of ($80,098) or ($.001) per share of issued and outstanding Common Stock. After giving effect to the sale of the Shares issued to Triton reflected above, the Company would have a net tangible book value of $9,919,902 or $.101 per share. This represents an immediate increase in net tangible book value of $.102 per share to stockholders prior to the Triton placement. This also represents an immediate dilution of $.269 per share to Triton which would effectively be passed along by sales by Triton in the market. The following table illustrates such per share dilution:

               Proposed  conversion  price  for  Triton
                (per  share)   . . . . . . . . . . . . .   $.37

               Net tangible book value per share at
                  June  30,  1999  . . . . . . . . . . .  ($.001)

               Increase in net tangible book value per
                  share attributable to the Triton Value
                  Equities,  L.P.  placement . . . . . .   $.102
                                                           -----
               Pro forma net tangible book value
                  per share after the Triton
                  placement (1)  . . . . . . .  . . . .    $0.101
                                                           ------

               Dilution to Triton . . . . . . . . . . .    $0.269
                                                           ======

     The following table sets forth on a pro forma basis at June 30, 1999, the differences between existing stockholders and Triton Private Equities Fund, L.P. with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share (assuming a conversion price for Triton of $0.37 per share).

                                                                                 AVERAGE
                     SHARES PURCHASED  TOTAL CONSIDERATION                      PRICE PER
                     ----------------  --------------------
                                       PERCENT                                   SHARE
                                       --------------------                      ------
Prior                      71,705,677                 72.6%  $ 6,977,344  41.1%  $0.099
                                                                                 ======
Stockholders
Triton Private             27,027,027                 27.4%  $10,000,000  58.9%  $  .37
                     ----------------  --------------------  -----------  -----  ======
Equities Fund, L.P.
   Total                   98,732,704                  100%  $16,977,344   100%
                     ================  ====================  ===========  =====

                                 USE OF PROCEEDS

     Except for amounts to be received from Triton Private Equities Fund, L.P. in connection with our Investment Agreement with them, the Company will not realize any proceeds from the sale of the Shares by the Selling Securityholders. The Company has already received and is utilizing the proceeds received from those Shares sold in private placements in its business and marketing

     The net proceeds to the Company from our Investment Agreement with Triton Private Equities Fund, L.P. (assuming we take all $10,000,000 in gross proceeds from them), will be $8,890,000 (with a finders fee of 10% and costs and other expenses estimated at $110,000).

     We  intend  to  use  those  proceeds  with  the  following  priorities:

     USE                         AMOUNT               PERCENTAGE
     ---                         ------               ----------
     Purchase Internet Kiosks    $2,850,000            32.1%
     Internet Marketing for
     E-commerce                        $2,500,000            28.1%
     General and Administrative  $1,085,000            12.2%
     Legal  Fees                 $  200,000             2.2%
     Office  Equipment           $  600,000             6.7%
     Rent                        $   80,000             0.9%
     Advertising                 $  400,000             4.5%
     Marketing                   $  800,000             9.0%
     Software  Development       $  100,000             1.1%
     Streaming  Visual  and  Audio
          Expansion              $  275,000             3.1%
                                  -----------           ------
     TOTAL                       $8,890,000            100.0%

     Our allocation of proceeds represents our best estimate based upon expected sale of shares, the requirements of our business and our ongoing business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds within or to different categories. If we are able to sell the maximum shares, we believe that the funds generated by this Offering, together with current resources and expected revenues, would be sufficient to fund our working capital and capital requirements for at least 12 months from the date of this Prospectus. The portion of the any net proceeds not immediately required will be invested in U.S. government securities, certificates of deposit or similar short-term interest bearing instruments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and the Company's actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements and notes thereto.

RESULTS  OF  OPERATIONS

     In late 1998 and early 1999 the Company commenced a change in its business operations to an internet commerce and technology business. This included the acquisition of the ShopGoOnline.com internet E-commerce division and the acquisition of Auctionomics.com. Accordingly, the historical operating results of the Company do not reflect the present business strategy of the Company and consequently are not indicative of the probability of future success or failures of the Company. The Company sold its prior primary business operating subsidiary, Real Estate Television Network, Inc., in late 1996 and had only nominal operations during 1997. During 1998, the Company acquired and subsequently resold to its prior management AMS Acquisition Corp., a publishing and advertising company.

     FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

     Net loss for the Company during the fiscal year ended December 31, 1998 was ($803,844) compared to ($172,517) for 1997. This loss is attributable to an increase in stock issued for services and for legal fees paid by the Company in connection with its lawsuit against AmeriNet Financial Systems, Inc. In addition, a substantial portion of this loss is attributable to the operating loss of the AMS Acquisition Corp., a publishing and advertising company which the Company sold back to its prior management during 1998.

     While the Company shows no revenues on its financial statements during either the fiscal year ended December 31, 1997 or the fiscal year ended December 31, 1998, this reflects the net earnings of its discontinued AMS Acquisition Corp. subsidiary which were consolidated as a net loss for the period. The operating subsidiary had earnings, but these were less than expenses and consequently the financial statements reflect a nonrecurring net loss for the period without reflecting earnings and expenses. At the end of 1996, the Company sold its Real Estate Television Network, Inc. operating subsidiary and had planned to use the proceeds of that sale to acquire operating businesses. When AmeriNet Financial Systems, Inc., the purchaser of RETN, failed to honor its agreements with the Company, the Company was unable to complete several proposed acquisitions and consequently filed legal action against AmeriNet.

     SIX  MONTHS  ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     For the reasons set forth under the comparison for the twelve month period, the Company recorded no revenues on its financial statements for either the six months ended June 30, 1999 or the six months ended June 30, 1998. For the first six months of 1999, the Company has been in the development stage of its new internet strategies. During 1998, the Company was involved in completing the disposition of its RETN subsidiary and commencing litigation against AmeriNet.

     Net loss for the six months ended June 30, 1999 was ($658,264) compared to ($280,730) for the six months ended June 30, 1999. The increase in net loss is primarily attributed to the repurchase of an option held by Scott Claverie to purchase 26,000 shares of AMS Acquisition Corp., the corporate entity which owns and operates ShopGoOnline.com, for 1,250,000 shares of common stock of the Company valued at $.275 per share.

     The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events, including significant changes in stock ownership, occur. Utilization of the Company's net operating loss carryforwards to offset future income may be limited. The Company as of June 30, 1999 had approximately $6,200,000 of net operating loss carryovers which expire in years through 2018. A change in ownership of more than 50% of the Company my result in the inability of the Company to utilize the carryovers.

LIQUIDITY  AND  CAPITAL  RESOURCES

     The Company currently has limited capital resources pending completion of this Offering and funding of its business plan in accordance with its Investment Agreement with Triton Private Equities Fund, L.P. Nevertheless, the company in all three businesses it is operating presently has the ability to enact cost control measures to operate each of its key businesses which would permit it to remain operational absent such immediate funding.

     Our ShopGoOnline internet Kiosk division could stop building and placing kiosks with no cost to the company. At present, all sales agents for this business are independent contractors whose demand for income from us is dependent on performance and all are paid percentages of earned income by us for successful sales. The necessary marketing and management of all of our businesses could be effected on a very nominal budget until alternative financial resources are developed.

     Auctionomics is currently dependent on the performance of two key individuals whose salaries are paid against earned income and we are not obligated to pay any "base" compensation. The Auctionomics site is offering only referral businesses at this time so we are not obligated to inventory to build this business at this time. All technical requirements are furnished by our ShopGoOnline.com division and are included in that entities overhead and equipment support system.

     ShopGoOnline.com's management staff is presently composed of the two founders and 25% partners of Go Online Networks in establishing and building that business. Both are motivated by their equity position to properly maintain both Auctionomics and Shopgoonline.com websites and our technical server capacity.

     Office leases for all three operations have been paid in advance, all crucial equipment to operate these enterprises is bought and paid for and no critical leases exist to allow a greatly reduced work force to professionally operate these businesses.

     As of June 30, 1999, the Company had assets of $463,093 consisting primarily of cash of $254,916, prepaid expenses of $9,584, designs and trademarks of $31,250, security deposits of $2,500, and equipment valued at $164,483.

     Liabilities consist of accounts payable of $42,605, notes payable and interest expense of $132,879 and amounts due to Joseph Naughton, the Company's President, for advances from Mr. Naughton and accrued expenses totalling $336,457.

     At June 30, 1999, the Company had an accumulated deficit of $7,026,192 and a stockholders deficit of $48,848. The accumulated deficit and the stockholders deficit relate to prior businesses of the Company which were recently changed.

     Since inception, the Company has funded its capital requirements through private equity financings. As of June 30, 1999, the Company's sources of liquidity included cash and cash equivalents of $254,916.

     The Company made no Capital expenditures during the fiscal year ended December 31, 1998. The Company acquired $181,131 in equipment during the first six months of 1999. The Company's principal commitments as of June 30, 1999 consisted primarily of leases on its office facilities and there were no material commitments for additional capital expenditures.

     The Company funded its initial capital requirements through the sale of securities to private investors in private offerings generating a total of $178,483 during the fiscal year ended December 31, 1997, $694,883 during the fiscal year ended December 31, 1998 and approximately $611,000 during the first six months of 1999.

     On September 20, 1999, the Company sold to Triton Private Equities Fund, LP, an aggregate of $538,462 principal amount of a Series 1999-A Eight Percent Convertible Note for proceeds to the Company of $350,000. The common stock into which the Note can be converted is being registered in this registration statement.

     The Company believes that proceeds from its previous financings, together with the Company's other resources and expected revenues, will be sufficient to cover working capital requirements for at least six months. Should revenue levels expected by the Company not be achieved, the Company would nevertheless require additional financing during such period to support its operations, continued expansion of its business and acquisition of products or technologies. Such sources of financing could include capital infusions from strategic alliance partners of the Company, additional equity financings or debt offerings. Other than the proposed sale of securities in this registration statement, the Company has made no arrangements or commitments for such financing and there can be no assurance that the Company will be able to obtain such financing on satisfactory terms, if at all.

YEAR  2000  DISCLOSURE

     We have completed a review of our internal computer systems to identify all software applications and hardware that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. Because our internet operations are relatively recent, we have purchased virtually all of our presently existing systems during 1999 and consequently we are confident that those systems and the operating software on those systems are Y2K compliant. We have inquired of the manufacturers of our internet kiosk systems and have been assured that all our kiosks are year 2000 compliant. We have also made inquiries of our other primary third party providers and have received assurances that they have taken steps to be year 2000 compliant. Despite these efforts, it is possible that we have not identified all year 2000 problems in our computer systems or in our third party supplier's systems. If we fail to identify and remedy year 2000 problems, we could lose revenues or experience delays in our business which would make us less profitable. While we may be dependent for some functions on third-party computer systems and applications, our relationship with our vendors is such that electronic data exchange is not generally date dependent. Although we believe that our computer systems are Y2K compliant, we intend to continue to monitor our computer systems in a continual effort to insure that our systems are Y2K compliant. Costs associated with our review were not material to our results of operations.

CERTAIN  MATERIAL  AGREEMENTS  AND  TRANSACTIONS

     In addition to options disclosed elsewhere in the notes to the financial statements, the Company has issued the following options to acquire restricted common stock of the Company: (i) Options to purchase 31,640 shares issued to Vera Brown exercisable at $.20 per share at any time within one year after the Company's common stock first trades at or above $1.20 per share for thirty consecutive trading days; (ii) Options to purchase 31,640 shares issued to Vera Brown exercisable at $.40 per share exercisable at any time within one year after the publicly traded common stock of the Company has traded at $2.00 per share on each trading date for thirty consecutive days; (iii) Options to purchase 31,640 shares issued to Vera Brown exercisable at $1.00 per share at any time within one year after the publicly trade common stock of the Company has traded at $2.80 per share for thirty consecutive trading days. Such shares cannot be traded for a period of ninety days after the exercise of this option and (iv) Options to purchase 31,640 shares issued to Vera Brown exercisable at $2.00 per share, exercisable at any time within one year after the publicly traded stock of the Company has traded at $3.60 per share for thirty consecutive trading days. Such shares cannot be traded for a period of sixty days after the exercise of this option.

     On July 8, 1998 AMS Acquisition Corp., a newly formed wholly-owned subsidiary of the Company acquired the assets and liabilities of a business operating several different publishing and advertising divisions located in San Diego, California. The total investment in the acquisition of the business assets approximated $240,000 including related acquisition expenses. After operating the business for approximately six months, the assets and liabilities were sold back to the original seller in exchange for assuming the then existing liabilities of the business. This sale back was effective December 31, 1998. At the time of the return of the business, the total assets of the business including goodwill of approximately $500,000, totaled approximately $858,000, and liabilities totaled approximately $904,000. While the liabilities were assumed in the sale back transaction, AMS remains contingently liable for any amounts not paid by the purchaser. The assets and the liabilities have been subsequently sold to another purchaser after the buy back from AMS.

     Effective February 3, 1998 the Company entered into a consulting agreement with Patrick M. Rost to provide financial support and market makers for the Company's publicly traded common stock. In accordance with the terms of the agreement the consultant was issued 400,000 shares valued at $.035 per share and 1,250,000 shares at $.03 per share (issued to Lightning Imports) as compensation for consulting services. In addition, the consultant was granted an option to acquire 1,000,000 shares at $.05, 1,000,000 at $.07 and 1,000,000 at $.09 per share. At the time of the grant of the options, the market price of the stock was in excess of the option prices. The options for the 1,000,000 shares at $.05 and the 1,000,000 shares at $.07 were exercised. The option for the 1,000,000 shares at $.09 expired unexercised.

     On March 5, 1995 the Company borrowed $49,500 and $52,500 from an individual and from a corporation, respectively. The notes bear interest at 7% per annum and are uncollateralized. The notes were due and not paid on May 29, 1996. The lenders have the right to demand payment in full on the notes and failure to pay on demand would increase the interest rate to 18% per annum. The lenders have the right to convert the notes to common stock of the Company at a rate of $.125 per share. The balance payable on December 31, 1998 on the notes total $62,744 and $66,547, respectively, including accrued interest.

     Effective September 15, 1999 the Company entered into a Consulting and Financial Services Agreement with Patrick M. Rost. The Consulting and Financial Services Agreement provides for developing, managing and marketing financial services for the Company from March 1, 1999 through December 31, 2000. In connection with the Agreement, Mr. Rost received 200,000 shares of "restricted" common stock and options to purchase 1,000,000 shares of common stock at $.50 per share until December 31, 2000. The shares underlying the options are being registered in this registration statement.

                             BUSINESS OF THE COMPANY

SUMMARY

     Go Online Networks Corporation operates in the high technology and E-commerce business utilizing a three-tiered revenue model. In initiating our new strategy, we recently acquired and currently operate three distinct divisions, each described below:

     INTERNET  KIOSK  DIVISION

     We are pursuing a strategy in the installation of Internet kiosks in the mid-priced hotel market. Our Internet kiosks, designed in three primary models, are installed in the hotel lobby or an alternative centralized public access room. Our Kiosk Division has developed two suppliers capable of manufacturing small, integrated kiosks that can provide pay-as-you-use stand-alone Internet access. At no cost to the hotel owner and sharing revenues with us and the owner, our Internet kiosks have been and will continue to be marketed to these mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division. Presently, 197 hotels have signed contracts and 48 have been installed as of September 25, 1999. We believe that we will have many more by year end and hope to reach our goals of installation of enough kiosks to make us profitable by the first quarter of 2001.

     SHOPGOONLINE.COM

     Utilizing online video and audio technology to assist with customer review, our ShopGoOnline.com internet website offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as jewelry, coins, collectibles, electronics, computers, skin care and beauty products, and personal fitness products. At ShopGoOnline.com, the customer can search for products we have to sell by category or by product name and obtain a full description of the product offer including a complete audio presentation of the product as well as a video demonstration when appropriate.

     AUCTIONOMICS.COM

     The internet auction method of e-commerce has become increasingly accepted in todays internet environment. By adding Auctionomics.com to our e-commerce business strategy, we are attempting to take advantage of those opportunities. While showcasing real property, we intend that our Auctionomics web site will drive purchases of other high-end goods, such as automobiles and jewelry. As a complimentary component of the Go Online Networks Corporation network of E-commerce web sites, Auctionomics will link traffic to the ShopGoOnline.com virtual shopping mall, and vice versa.

     THE  HOTEL  INTERNET  KIOSK

     We believe the demand for Internet access by travelers will continue to grow as more of the United States and world population continues to go on line. Travelers, whether business or personal, are a substantial potential market. Business strategies to service the traveler's needs range from Internet services located in airports and hotels, to remote, hand held or car based devices. User demand, capital requirements, and operating costs of alternative technologies, along with the business models to service these travelers are all evolving, and have mostly resulted to date in substantial operating losses.

     Within the hotel industry, the primary attention paid to travelers to date has been in the upscale, high priced and luxury hotels segments. These affluent travelers are viewed as the most likely to pay for the cost of technological solutions to Internet access and entertainment demand. The twin demand drivers, entertainment and Internet, are expected to pay for these sophisticated technological solutions.

     On the other hand, little attention has been directed to mid-priced hotels which is our primary focus, aside from possible provision of a modem jack on phones. Cable or a satellite service is considered for entertainment. Owners of franchises are resisting orders from chain corporations to spend significant sums, such as electronic upgrades of room locks and other amenities.

     In the upscale and luxury hotel category, the two leading companies, On Command (NASDAQ: ONCO) and LodgeNet (NASDAQ: LNET), have reported substantial losses in building their in-room entertainment and Internet access business in luxury hotels. LodgeNet now services 4,700 lodging properties with 725,000 rooms, providing on demand movies, video games, high-speed Internet access and other programming. LNET's losses narrowed in the first six months of 1999 to ($16 million) from ($36 million) in the first half of 1998. Its competitor, On Command, claims an installed base of 942,000 rooms, of which 11,000 rooms represent installation of its new OCX platform including high-speed Internet access. Losses at ONCO for the first six months of 1999 remained flat at ($15 million) with the comparable 1998 period.

     Aside from the current losses encountered in acquiring and installing new accounts, and building new service technologies that include high speed Internet access, the room based services in upscale hotels require the companies to front a high cost per room investment. Capital outlays of $400 per room are common. High-speed Internet access generally revolves around installation of a T1 network service (essentially a high speed digital type of telephone line) that, while available, has significant installation, maintenance, and operating costs. Daily per room fees for this unlimited Internet access approach $10. Both companies offer differing versions of in-room connectivity for laptops.

     Airport based Internet access holds significant potential. There are significant complexities, costs, and time encountered for marketing, contracting, and installing with multiple airport public authorities. The prototype units being installed are generally sophisticated, expensive units that integrate Internet services with multiple advertising side panels with electronic traveler information systems. GTE is a major factor in this large market.

     THE  MID-PRICED  HOTEL  MARKET

     Market segmentation of the hotel industry began in 1981, with the mid-priced and economy segments rapidly developing. This design and operational model was coupled with franchising, and eventually consolidations, to build large numbers of hotel properties and rooms. Brand identification programs for these chains, e.g., Days Inn and Motel 6, were launched to promote occupancy and brand loyalty. Leveraged buyout firms such as KKR acquired major brand names, such as Motel 6. Economically priced hotels with minimal amenities and standardized design have now became commonplace.

     Today, to name just a few, corporations such as Choice Hotels International (NYSE: CHH) have franchised over 3,600 mid-priced and budget hotels in the United States operating under name chain brands such as Sleep, Comfort, Quality, Roadway, and EconoLodge. Choice Hotels has developed mid-priced longer stay hotels under the brand name Main Stay Suite. Cendant Corp (NYSE: CD) developed the DaysInn franchise, which includes 1,755 hotels in the United States. Other chains, including Holiday Inn, Ramada, and Howard Johnson are expanding rapidly. Our business model is intended to address the build up of mid-priced hotels by providing efficient and cost-effective Internet access for the guests in these mid strata hotels.

     This segment of hotels generates substantial numbers of travelers and potential Internet users. For example, a 150-bed hotel at 70% occupancy generates 38,325 occupied rooms per year. If one-third of the occupied rooms are double occupied on average, 51,000 potential Internet users per year stay in the hotel. In a 500-room hotel with 70% occupancy, and with half of the rooms averaging two people, the number of annual potential users rises to 192,000. In good locations, occupancy rates as well as double occupancy, run significantly higher. Location too will also affect the mix of business travelers, a more intense Internet user. Younger family members entertain themselves by Web surfing. Our internet kiosk business model addresses this pool of travelers at middle and lower priced hotels for both the hotel and our Company.

     GROWTH  OF  THE  ONLINE  AUCTION

     The Internet offers for the first time the opportunity to create a marketplace for person-to-person trading--the exchange of goods between individuals. This trading has traditionally been conducted through trading forums, such as classified advertisements, collectibles shows, garage sales and flea markets, or through intermediaries, such as auction houses and local dealer shops. These markets are inefficient because: (i) their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions; (ii) they offer a limited variety and breadth of goods; (iii) they often have high transaction costs from intermediaries; and (iv) they are information inefficient, as buyers and sellers lack a reliable and convenient means of setting prices for sales or purchases.

     An Internet-based centralized trading place can overcome the inefficiencies associated with traditional person-to-person trading by facilitating buyers and sellers meeting, listing items for sale, exchanging information, interacting with each other and, ultimately, consummating transactions. Through such a trading place, buyers can access a significantly broader selection of goods to purchase and sellers have the opportunity to sell their goods efficiently to a broader base of buyers. Because of the Internet's efficiency, the number of online auction purchasers is expected to increase.

OUR  PRODUCTS  AND  SERVICES

     SHOPGOONLINE.COM

     Mr.  Scott  Claverie,  the  current  President, formed the ShopGoOnline.com
Division as a small venture to develop Internet E-commerce solutions. The Company, through its AMS Acquisition Corp. subsidiary, provided seed financing in exchange for a 75% interest in the ShopGoOnline.com website. This initial financing contained an option for Mr. Claverie to reacquire majority ownership. This option was recently extinguished for 1,250,000 shares of Company common stock and certain cash consideration. The Company owns 75%, and is committed to provide overall division financing and direction. ShopGoOnline.com is a dba of AMS Acquisition Corp.

     ShopGoOnline.com is a company that offers a variety of products and services via the World Wide Web. ShopGoOnline.com sells products such as household items, jewelry, coins, collectibles, electronics, computers,skin care and beauty products, and personal fitness products. Almost anything that is normally offered to the public through traditional retail or exclusive TV offers or infomercials can be available through E-commerce on the Internet. At ShopGoOnline.com, the customer can search for products by category or by product name and obtain a full description of the product offer including a full color picture and full-motion video. In addition, the customer will be able to view the TV offer in part or in its entirety all from the ShopGoOnline.com Web site. When fully implemented, our ShopGoOnline.com Web site will be a place where a customer can find favorite products as well as some of those seen advertised on TV. Our customers can shop from hundreds of products and add them to their electronic shopping cart. At the checkout counter, the customer purchases all the products selected from one easy location. Our ShopGoOnline.com division then processes the orders and has the products delivered right to the customers' door.

     Our ShopGoOnline.com division derives revenue from three different sources:

1. Direct Sales - from selling product and services that are offered on the Web site.
2. Indirect sales - by referring our customers to "link share" numbers to purchase products advertised on the Company's Web site.
3.     Web  hosting  -  by  hosting  other  Web  pages that reside on our server

     Our ShopGoOnline com web site opened for business on July 6, 1999. Our site is now open 24 hours a day, 365 days a year. We are in the initial growth phase of our sales and advertising. For the period from inception of our web site until November 9, 1999, we have had 128 orders with total gross sales of $9,483.01. Our products are shipped by our vendors via a method of the vendor's choice, although to date most of our vendors have selected UPS as their primary shipper.

     Currently, our ShopGoOnline.com web, file, print and fax servers operate on industry standard hardware (including Intel processors, Seagate and IBM hard drives and Linux software), that can be easily replaced if problems arise. Our online video and audio technology is provided through our relationship with Real Networks, Inc., and their RealAudio and RealVideo products which have become widely utilized and accepted on the internet. Our use of their products is producing videos that the compatible with the users home/work internet connection and software.

     Our internal and external web server software is balanced and maintained using a server-load based rotation scheme. If a server becomes busy, the next available server will receive and process the request. As the requests grow beyond the capacity of the equipment, new machines will be added to the rotation scheme in short order. This scheme allows for growth and failure redundancy. To our knowledge, there are no known material limitation or upgrades necessary.

     We supply the products sold on ShopGoOnline.com directly from agreements with vendors who sell on our site. These vendors include 5th Avenue, Ingram Micro, Ingram Entertainment, Panda America, Guthey Renker and Carefree Traders. We generally do not warehouse any inventory ourselves for resale. We make arrangements with each individual vendor to package, ship and notify us of sale and delivery. We obtain payment from our customers and pay the vendors directly for these products.

     INTERNET  KIOSK  DIVISION

     Our Internet kiosk, designed in three primary models, is designed to be installed in a hotel lobby or an alternative centralized public access area. Our primary strategy is to place these internet access kiosks in mid-price hotels in the lobby or another high access area.


                               [GRAPHIC  OMITED]

     We have contractual arrangements with iCom Network, Inc. as well as Infotouch Technologies, Inc., two suppliers who manufacture small, integrated kiosks that can provide pay as you use stand alone Internet access. At no cost to the owner and in a revenue sharing model, our Internet kiosks have been and will continue to be marketed to mostly mid-priced hotels by sales agent organizations employed by our Kiosk Division.

     Available kiosks range from 23 inches wide to 30 inches wide, and 20 inches high for the table top versions to 68.5 inches high for some of the stand alone versions. The hotel chooses from our agreement the type of kiosk they desire, the manufacturer and the kiosk finish color. Each kiosk includes a mechanism for accepting currency and a traditional internet browser familiar to customers for browsing the internet and obtaining email.

     The hotel is required to provide free space, approximately 9-12 square feet, under a four-year, renewable Internet exclusive contract. The hotel receives in exchange a 10% share of kiosk revenues with a $45 monthly minimum. The contract is renewable by the hotel for an additional four years or eight years in total. We agree to maintain the Kiosk from our share of the revenues. Presently, the total direct installed cost of each Internet kiosk is approximately $3,300, which has been brought down from our initial cost of $5,100.

     The Kiosk Division business plan has several multi-level, integrated strategies to maximize our revenues and business value from the Kiosks. These revenue and valuation sources are as follows:

     Revenues and earnings streams generated by the existing and potential kiosks.
     Advertising revenues to be sold as spots and banners on the hotels' kiosks. This revenue is based on "eyeballs" generated.A value derived from the exclusive 4-year Internet service contract for a hotel (which potential for 8 year exclusive contracts). The aggregate value of these contracts should grow geometrically as hotels are added, representing future revenue streams and the exclusive right to provide that hotel's guests with Internet services.
Operating  experience  will  refine  the  value.
     Tie-ins to other Company services by usage promotional affinity programs, including ShopGoOnline.com.
     Develop branded "rewards" programs for hotels to give their guests that operate through the kiosk.

     Although we cannot be sure that we will be successful in marketing our internet kiosks, we intend to have the 2,000 Internet kiosks installed and operating in hotels at the end of a two-year period. Presently, 197 hotels have signed contracts and 48 have been installed as of September 25, 1999. Our existing customers include franchises of Ramada Inns, Holiday Inns, Howard Johnsons, Econolodge, Radisson Inn and Country Suites. No one customer or chain accounts for a substantial portion of our business to date.

     AUCTIONOMICS,  INC.

     Auctionomics, Inc. incorporated in the state of Nevada in June 1999. This division was created solely for the pursuit of capturing a share of the online auction market by the Company. Auctionomics.com started to offer merchandise for sale in August 1999 through Auctionomics ClassifiedAuctions. Sales have been minimal since the opening, with the exchange of inventory of approximately $300,000 in approximately 15 auction categories through November 15, 1999.

     The founders of Auctionomics, Inc., Messrs. Harvey A. Turell and Nathan A. Wolfstein IV, have experience in the marketing of real estate auctions and have brought these skills to the Company. The Company acquired a 75% interest in Auctionomics, Inc. from the two founders/shareholders in June 1999. The consideration was 500,000 shares of the Company's common stock and a two-year warrant to acquire an additional 500,000 shares of the Company's common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. The Company provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     Given that Mr. Nathan Wolfstein, one of the key managers of Auctionomics, had previously specialized in real estate auctioning, marketing online auctions for such government agencies as the FDIC, RTC, HUD, FHA, VA and DRMS, as well as The Ross-Dove Company/Grubb & Ellis Real Estate Auction Partnership and The Credit Managers Association of California/Asset Liquidation Division (CMAC/ALD), the auction of real estate properties is a marketing strength for our Auctionomics.com division. We have had several real property assets listed on the site and are actively working on producing a Real Property eAuction Event which would include residential, commercial and business opportunity assets. We plan to showcase real property with our other auctions in upcoming online auction sales events. We believe that this facet of the online auction market separates itself from its competition. While showcasing real property, we intend to use Auctionomics for the sale of other high-end goods, such as automobiles and jewelry. Once traffic is established, consumer-oriented, product auction sections will be created similar to Ebay and Ubid. Also, as a complimentary component of the our network of e-commerce Web sites, Auctionomics will be designed to drive traffic to the ShopGoOnline.com virtual mall, and vice versa.

     Auctionomics.com can become an auction eTrading community providing sellers and buyers access to specially selected sales events and the ShopGoOnline.com virtual mall.

     When fully completed, Auctionomics.com will feature product/asset eMarketing, enhanced with digital graphics, streaming audio and video in an online auction environment that presents and promotes each product or other asset featured. We intend that the process will replicate the appearance of a live auction broadcast TV over the Internet within a secure online electronic bidding and payment process.

     Customers will search through product/asset listings included in scheduled sales events in a virtual auction mall setting, place products/assets in an electronic shopping cart and bid/ purchase via credit card in a secure transaction environment.
     Auctionomics will earn fees for marketing services rendered and receive a sliding commission of 10% to 30% of the gross earned revenue derived from each sale, depending on the product type and gross dollar valuation.

     Auctionomics is working with several major auction clients on the marketing and positioning of several major auction events, including military surplus, industrial machinery, real estate, excess inventories and on-going business opportunities. Auctionomics is currently in discussions to develop and confirm a mutually beneficial eAuction Marketing and Online Sales Relationship with the following major auction clients:

     Real  Estate  Cyber  Auction  ()
The marketing of residential, commercial and business opportunity auctions online, in conjunction with the sale of a user license. Revenues would be generated from professional services rendered and earned commissions.
     Credit  Managers  Asset  Liquidation  Division  ()
The marketing of excess, surplus and business equipment no longer needed in current operations of member companies, in addition to Assignments for the Benefit of Creditors.
     Dovebid  ()
The marketing of surplus industrial machinery and equipment for corporate clients and surplus military assets.

     We are working to enhance the marketing of these clients and events, both on-site and online, by incorporating interactive digital enhancements and proven auction selling techniques.

     Auctionomics.com will offer its non-real estate product line through a joint marketing agreement with Classified Auctions.com, LLC. Rather than create the auction environment from scratch, which can take months of programming and resources, we believe that it would be best to strategically partner with an existing, successful auction Web site. Auctionomics.com will receive 20% of the gross revenue derived from each sale made by Classified Auctions. Our plan is to advertise and market Auctionomics through web browsers and search engines and build traffic that we would then convert to online transactions, for a fee. At present, the majority seller on Classified Auctions is Express Auction Specialists, Inc., which is headed by Larry Makowski. Express conducts live one-site auctions, as well as private sealed bid sales. They consign assets, as well as accept consignments.

     The main goal of Classified Auctions.com is to give clients ranging from private individuals to large corporations the maximum dollar value for their goods and services, and to buyers the best deal possible. Classified Auctions.com offers its clients convenient and efficient avenues to buy and sell via an online auction or traditional classified format.

     Within minutes of registering with Classified Auctions.com, online users can list items for sale or auction. Users may browse familiar classified categories for sale items or bid on items posted for auction in a fully automated, secure online service.

     Auctionomics.com provides users methods to effectively market and sell their goods. These include:

     Digital literature and emailings to targeted buyer lists and the presentation of products for sale in online events through digital presentations
     Internet  search  engine  marketing
     ShopGoOnline.com  Virtual  Shopping  Mall
     Streaming video and digital audio online of certain key items in an auction as primary digital enhancements to the online and eCommerce marketing programs
     Television/cable Broadcasting. For selected online events, Auctionomics intends to contract for satellite broadcast of a live auction event, with live interactive bidding in real time
     Credit  card  payments  online
     E-commerce solutions which encompass the direct applications of electronic technology to enhance the auction marketing process and the ability to confirm online transactions

COMPETITION

     The electronic commerce market, particularly over the Internet, is new, rapidly evolving and competitive, and we expect competition to intensify in the future. We will compete with many other companies which either offer the same types of merchandise or provide the same or a similar type of sales format to customers.
          Current competitors for our ShopGoOnline division include companies with online commerce sites such as Onsale, Inc., Intermallamerica.com, iVillage.com, Egghead, Amazon.com, Inc., AOL.com, Beyond.com Corporation, Buy.com Inc., Cyberian Outpost, Inc., Dell Computer Corporation and numerous other companies marketing goods over the internet. Most of these companies have substantially greater resources than we do and consequently have the ability to market their products more effectively. This is not an exhaustive list of current competitors. We intend to compete with these companies by utilizing the key differentiation of our streaming audio and video, as well as link to other sites and undertake traditional advertising. In addition, it is not difficult to enter the online commerce market, and current and new competitors can launch new online commerce web sites at relatively low cost.
          Our internet kiosk division competes on a national scale with other internet kiosk competitors and other competitors for services to hotel guests. There are numerous other potential competitors that could use their existing infrastructure to provide internet services to the lodging industry, including franchised cable operators, wireless cable operators, telecommunications companies, major technology companies and DBS providers. Our internet kiosk division also indirectly competes with "in-room" internet suppliers such as Lodgenet and On Command, as well as other in-room internet access providers. We are not seeking to compete in this market, but rather have focused our marketing efforts on mid-priced hotels which are not likely to commit the resources required to make in-room access available in the near future. We also believe that the hotel lobby resource is easier for quick access to email and other quick look ups similar to pay telephone resources.

          Our Auctionomics internet auction site competes with numerous, well-established internet auction sites. The biggest competitor in that market is ebay.com, but there are numerous other sites such as onsale.com, bid.com, ubid.com, egghead.com, 2themart.com and many others which have competitive auction sites. New competitors can enter this market very easily. If we do not properly market our site, our competitors will have more market share.

GOVERNMENT  REGULATION

     Our internet and e-commerce businesses may become subject to increasing government regulation as various government regulators continue their focus on improving internet commerce. Several states, including California and Washington, have laws regulating the disclosure of pricing information by wholesalers and comparable businesses. In the future, governments of California, Washington and other states could require additional disclosure in order to comply with other regulations. In addition, several states have laws that regulate auctions and auction companies within their jurisdiction. Some states may interpret their statutes to apply to our transactions with consumers in such states, even if those transactions originate over the internet. The burdens of complying with auctioneering laws could materially increase our cost of doing business. Similarly, states may construe their existing laws governing issues such as property ownership, sales tax, libel and personal privacy to apply to Internet companies servicing consumers within their boundaries. Resolution of whether or how these laws will be applied is uncertain and may take years to resolve.

SALES  AND  MARKETING

     Web  Promotion  -  Advertising

     As with any Internet company, we actively market our web sites and drive traffic to them. We plan to market and brand our Go Online Web sites through conventional banner ads and reciprocal links placed throughout highly visible online locations and print publications.

     It is a standard in the industry to team with Web promoters in order to market our sites electronically. Web promoters (also known as media sales companies) are actively involved in banner placement and swapping, search engine registration, and other activities associated with Web promotion. Because of their existing relationships and the ability to "package" deals, these firms constitute the quickest, most cost-effective way to promote a site. Typically, these firms take a percentage of their clients' total ad revenue (usually 35-50%) as compensation for their services.
Specifically,  these  firms  provide  :

     Exclusive  sales  representation
     Support by a sales force of experienced media professionals Increased focus on long-term sponsorship programs
     Total  inventory  and  ad  management
     Additional  revenue  streams  from local and international ad sales efforts

     To date, we have entered into agreements with Website Results, LinkShare Corporation and Doubleclick. Our Websites Result contract is designed to assist us in building traffic to our website by developing key indices on search engines. ShopGoOnline.com is a Platinum Program Subscriber to Website Results which specializes in developing multiple "doorway" pages for internet customers for their subscribers. The "doorway" program is a system to rank multiple keyword phrases for Website Result's clients to establish high ranking for those phrases with the major search engines to build traffic by optimizing rankings in order to produce quality targeted traffic for our website. We also have an agreement with LinkShare through which we receive revenues and pay fees for receiving traffic from other better known sites and referring web traffic through our sites. We have agreed with DoubleClick to obtain 1,000,000 impressions on Doubleclick with "click through" to our ShopGoOnline website. We paid $15,000 for this first agreement.

     In the coming months, our management intends to pursue expanded traditional and nontraditional marketing with our Website Results, Doubleclick, Linkshare and other agreements to build consumer awareness of ShopGoOnline.com. The media campaign, which we generally launched with the Grand Opening of ShopGoOnline.com, was expanded with nationwide newspaper display ads which reached a substantial number of readers in the eight major Internet markets. We placed Display ads in the Boston Globe, San Francisco Examiner, Chicago Times, New York Times, Miami Herald, San Diego Union Tribune, Los Angeles Times and Dallas Morning News.

     Following the display ads, our plan is for our ShopGoOnline.com division to deliver a targeted investor promotional piece via direct mail drop to selected demographic sections of these same major Internet markets.

     These new branding campaigns will continue to be supported by agreements with DoubleClick, through the Dynamic Advertising Reporting and Targeting Program (DART), and Website Results, both designed to direct traffic to the ShopGoOnline Web site. We are also gearing up to increase revenues generated by the sale of advertising space on ShopGoOnline.com as well as the expansion of advertising sales on our Internet kiosks.

     Key to the success of Auctionomics.com is to stay connected to the auction community, both on- and offline. Therefore, our plan is to advertise in publications that target the auction enthusiast. Currently, Auctionomics.com is running a full-page advertisement in Auction Weekly, one of the most respected publications in the auction arena.

     Since 1994, Auction Weekly has been published by Auction Advisory. Auction Advisory has now taken its auction expertise online at auctionadvisory.com. Auction Weekly lists only live auctions, those auctions conducted by professional auctioneers and government agencies. The publishers and principals of Auction Advisory are deeply involved in the auction industry, and have been for the past 18 years.

     The paper version of Auction Weekly has always listed 300+ auctions each week while the online database is updated daily. Auction Advisory gives users early warning and up to the minute changes, similar to traditional, short-notice "public notices".

     Auction Weekly is mailed first class every Tuesday. This 32-page newsletter comprehensively lists all auctions in the Southwest (AZ, CA, CO, NM, NV, TX,
UT). The newsletter lists virtually every type of auction from large to small. Auction Weekly lists Government Auctions, Estates, IRS, U.S. Customs, City, County, State, Bankruptcy, Lien Auctions, Antiques, Business Liquidations, U.S. Dept. of Defense, and U.S. Marshal.

     Internet  Kiosk  Marketing

     While we cannot be sure we will succeed with our goal, we intend to seek to have the 2,000 Internet kiosks installed and operating in hotels at the end of a two-year period. To accelerate penetration of the hotel market and the use of the installed kiosks, in September 1999 we initiated a major 45-day marketing campaign for our Kiosk Division. The sales and marketing campaign includes:

     Advertising in trade magazines and attending trade shows to enhance our kiosk program's visibility with hotel operators. An example is the Asian-American Hotel Association, which represents approximately 60% of the franchised mid and economy priced hotel owners.

     Providing the hotel upon kiosk installation with a full marketing program to increase guest usage. This includes signage, which will be intended to draw guests to the kiosk, and obtaining email while traveling. Guest access to their email requires only knowing the short address of the mail servers of their internet service providers (ISP) and password they currently use to access their mail. This information is the same that is inputted into their home or office email program and is readily available to the traveler before he/she departs.

     Distribute plastic affinity cards to reward users with credits to be spent at our ShopGoOnline.com Web site. Affinity members or guests of certain hotels will be offered free minutes to check for their e-mail at check-in. Some hotels look to also use the kiosks as a center around which to develop a stay rewards program for their guests.

     Develop catalogs for periodic mailing to users of the kiosks for purchase opportunities at our online sites.

     Retain sales agencies to represent our Kiosk Division to acquire agreements to place Internet kiosks in hotels within the United States and internationally. Our most recent sales agreement was with Midwest Internet Solutions, Inc. ("MIS") covering Indiana, Michigan, and Ohio.

     The following graph depicts our success in achieving increasing monthly sales of kiosks contacts to hotels. The first sales were recorded in March 1999 and the chart covers the period through August 1999. Through November 3, 1999, we have installed a total of 112 kiosks and have agreements signed with 311 sites.



                               [GRAPHIC  OMITED]




COMPANY  BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, the shareholders of the Company became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, IncA one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     The Company under its then president, Mr. Spike Jones, Jr., initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left the Company, and in 1995, the Company acquired Real Estate Television Network, Inc. ("RETN"), a satellite real estate TV network. RETN's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like RETN. In 1996, RETN was sold to AmeriNet Financial Services, Inc.

     The Company made the strategic decision to pursue opportunities involving the Internet. In the first quarter of 1998, the Company acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which it intended to move into Internet advertising. The Company's management determined that Affiliated Marketing Services, Inc.'s Internet progress was insufficient, and during the fourth quarter of 1998, it was sold back to its management.

     Subsequent to the AMS sale, the Company made its initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was and continues to be the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from the Company. The Company subsequently purchased this repurchase option. The Company issued to management (primarily its President Scott Claverie) 1,250,00 shares of the Company's common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

     The Company acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of the Company's common stock and a two-year warrant to acquire an additional 500,000 shares of the Company's common stock at $0.50. The shareholders, Messrs. Turell and Wolfstein, are entitled to receive a bonus of 25% of Auctionomics.com pre-tax income, so long as they retain their 25% ownership. If their shareholdings are reduced, the bonus is reduced proportionally. The Company provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     At a meeting of shareholders held on September 8, 1999, the Company reincorporated in Delaware and changed its name to Go Online Networks Corporation. This change was designed to provide the Company with the advantages of Delaware law for a public corporation and to change the name to reflect the Company's new internet businesses.



RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of August 31, 1999, we had 14 full-time employees and 6 part time employees, including employees in each of our divisions. Of these employees, three work in our administrative offices, three are employed by our Internet Kiosk division, nine are employed by our ShopGoOnline.com division and five are employed by our Auctionomics division. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.


FACILITIES

     Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments of $1,600. The rent for the first year was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: (i) 2000 - $ 8,000; (ii) 2001 - $ 19,200; and (iii)
2002  -  $  11,200.

     Effective May 15, 1999, we entered into a lease for office space in northern California used by our ShopGoOnline.com division. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. We have the right to terminate the lease between May 15, 2000 and June 15, 2000 and also between May 15, 2002 and June 15, 2002. The first years rent was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: (i) 2000 - $ 19,380; (ii) 2001 - $19,380; (iii) 2002 - $ 19,380;
(iv)  2003  -  $  19,380;  and  (v)  2004  -  $  8,075.

     Effective August 12, 1999, the Company entered into a lease for office space for its marketing department located at 13101 Washington Blvd., Suite 231, Culver City, California. The term of the lease is until September 30, 2000, with a month to month tenancy thereafter, with monthly base rental of $1,254.00 per month.

     At the end of the lease terms for all of our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

ADDITIONAL  INFORMATION

     The Company is not subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The Registration Statement is also available through the Commission's World Wide Web site at the following address: The public may obtain information about the operation of the SEC's public reference room by calling 1-800-SEC-0330.

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

     The  directors  and  executive  officers  of  the  Company  are as follows:

Name                         Age     Positions
----                         ---     ---------

Joseph  M.  Naughton          56    Chairman,  Chief  Executive  Officer,
Director

Scott Claverie                39    Director; President of AMS Acquisition Corp.
Dba  GoOn-line.com

Jim Cannon                    65    Director; Director of Operations, Go Online
                                    Kiosk  Division

Michael  Abelson              51    Director


     JOSEPH M. NAUGHTON, Chairman - Mr. Naughton has been President of the Company since May 1991. From September 1986 through October 1987, Mr. Naughton was Operations Manager for Shop Television Network in which he oversaw the marketing and merchandising from the Company. In October 1987 Mr. Naughton was elected to Shop Television Network's Board and Directors and appointed simultaneously Executive Vice President and Chief Operating Officer. Shop Television Network was acquired by the JC Penney Company in 1987 and Mr. Naughton was a Vice President of Operations for the renamed ShopTV, Inc., the TV home shopping program arm of JC Penney Television Shopping Channel until June 1991. Mr. Naughton was responsible for overseeing the video production and cable distribution for the JC Penney and Shop Television Network. Prior to Shop Television Network, Mr. Naughton served as VP/General Merchandising Manager for the GEMCO division of Lucky Stores from January 1985. From May 1970 until October 1986, Mr. Naughton worked for Lucky Stores, Inc. and its wholly owned subsidiary Gemco Stores.

     SCOTT CLAVERIE, Director and President of AMS Acquisition Corp. - Mr. Claverie will be directing the operations and marketing efforts of ShopGoOnline.com. Mr. Claverie has directed sales and marketing for companies such as MCI and Pacific Bell. More recently, from June 1997 until June 1999, Mr. Claverie was Business Operations Manager for Cal State University at Chico. From December 1992 until June 1996, he was a regional manager for Computer Telephone Corp. Computer Telephone Corp. was responsible for managing a significant portion of Pacific Bell's customer base.

     JIM CANNON, Director of Operations -- Mr. Cannon has over 30 years of experience in the hospitality, lodging, and food and beverage industry. A graduate of Cornell University with a Bachelor's of Science degree in Business and Food Technology. He is an eleven-year veteran of the Days Inn organization, serving as Vice President of Franchise Operations. From September 1998 until April 1999, Mr. Cannon was with ShoLodge Franchise Systems. From March 1997 until September 1998, Mr. Cannon was Director of Franchise Sales for Country & Hearth Inns in Atlanta, Georgia. From August 1990 through August 1996, Mr. Cannon was National Director of Franchise Development for Hospitality International, Inc. in Atlanta, Georgia. During 1990 and 1991, Mr. Cannon worked in sales of Friendship Inn and Econolodge franchises for Econolodges of America, Inc. in North Bergen, New Jersey. In addition, Mr. Cannon's past experience includes senior level executive positions with Columbia Sussex Corporation, Inc. (a Holiday Inn Franchise Group), Days Inn or America, Inc and other hotels and restaurants.

     DR. MICHAEL ABELSON, Director. Dr. Abelson is President of Abelson & Company, a firm he founded in 1986, which specializes in improving real estate management and sales associate profitability. Dr. Abelson is also on the faculty of Texas A&M University in the Department of Management, which he joined in 1981.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     Our articles of incorporation limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

Summary  Compensation  Table

     The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the three fiscal years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.



                                           SUMMARY COMPENSATION TABLE

                          Annual  Compensation                 Long  Term  Compensation
                    --------------------------              -------------------------------
                                                               Awards                     Payouts
                                                           ---------------           -------------------
                                                                                     SECURITIES
                                                       OTHER ANNUAL   RESTRICTED     UNDERLYING     LTIP      ALL OTHER
                                 SALARY      BONUS     COMPENSATION   STOCK Awards    OPTIONS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL   YEAR          ($)        ($)            ($)        ($)           SARS (#)       ($)         ($)
 POSITION
Joseph Naughton      1999         $15,500     -0-            -0-         -0-            -0-           -0-        -0-
(President, CEO)     (6/30)

                     1998          25,515     -0-            -0-        - 0 -          - 0 -          -0-        -0-
                     (12/31)

                     1997          34,750     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

                     1996          48,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

Jim Cannon (1)       1998           - 0 -     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

                     1999          15,000     -0-            -0-        - 0 -          - 0 -          -0-        -0-
                     (6/30)

Michael English (2)  1996         $48,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)


(1)  Mr.  Cannon  commenced  his  employment  with  the  Company  in  1999.
(2)  Mr. English was President of the Company until his resignation during 1996.



                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                      (INDIVIDUAL GRANTS)


                    NUMBER OF SECURITIES            PERCENT OF TOTAL
                         UNDERLYING              OPTIONS/SAR'S GRANTED
                    OPTIONS/SAR'S GRANTED        TO EMPLOYEES IN FISCAL    EXERCISE OF BASE PRICE
                           (#)                            YEAR                  ($/SH)                 EXPIRATION DATE
NAME
Joseph M. Naughton         -0-                             --                     --                        --
------------------  ----------------------       ----------------------     -----------------------    ---------------
James Cannon               -0-                             --                     --                        --





                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND FY-END OPTION/SAR VALUES

                                       27


                                                              NUMBER OF UNEXCERCISED
                                                              SECURITIES UNDERLYING          VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS/SARS AT FY-END (#)     MONEY OPTION/SARS
                    SHARES ACQUIRED ON                        EXERCISABLE/UNEXERCISABLE      AT FY-END ($)
NAME                EXERCISE (#)         VALUE REALIZED ($)                                  EXERCISABLE/UNEXERCISABLE
                    -------------------  ------------------   --------------------------    -----------------------------
Joseph M. Naughton         -0-                 -0-                       - 0 -                        --
------------------  -------------------  ------------------  --------------------------     -----------------------------
James Cannon               -0-                 -0-                       - 0 -                        --

Compensation  of  Directors

The Directors have not received any compensation for serving in such capacity. The Company currently contemplates that it pay each outside director up to $500 to attend meetings will provide certain option grants and/or restricted stock awards as compensation for its outside Directors in the future for serving in such capacity.

Employment  Agreements

     Effective May 1, 1999 the Company entered into a consulting agreement with Michael Abelson, a Director of the Company, whereby Mr. Abelson was engaged to assist in the creation of the Company's real estate website for its ShopGoOnline.com operating division. The term of the agreement is for one year but can be terminated by the Company with or without cause with 30 days notice. Compensation to Mr. Abelson is summarized as follows: (a) Monthly cash consulting fee of $5,000; (b) Quarterly bonus equal to 15% of the gross revenues earned by the Company through its real estate web site developed by the consultant; (c) options to acquire 25,000 shares of stock for each $500,000 in gross revenues attributable to the real estate web site developed by the Company.

     Effective April 12, 1999 the Company entered into an employment agreement with James Cannon. The agreement is for a term of one year but is subject to termination by the Company for cause. The Company or Mr. Cannon have the right to terminate the agreement after giving the other party thirty days notice. In the event that the agreement is terminated by the Company without cause, Mr. Cannon shall be entitled to compensation earned computed pro-rata up to the date of termination. Mr. Cannon compensation during the term of the agreement shall be as follows: (a) Base salary of $60,000 per year; (b) Quarterly bonus of 20% of the net advertising revenues of the Community Marquee Division generated as a result of the employee's direct efforts during the previous quarter; (c) Alternative quarterly bonus in lieu of B. above equal to 25% of the net adverting revenues of the Community Marquee Division generated by parties other than the employee; (d) options to purchase 25,000 shares of the Company's common stock for each twenty-five kiosks shipped up to a maximum of 150 kiosks. The exercise price of the options shall be equal to 60% of the closing bid price on the last business day of the month in which the employee becomes eligible.

                           CERTAIN  TRANSACTIONS

     Joseph M. Naughton, the Company's Chief Executive Officer has loaned various amounts to the Company. As of December 31, 1998 and as of June 30, 1999 the amounts payable to the officer for advances totaled $130,242 and $124,222 respectively. In addition there is unpaid compensation due to him of $48,000 for 1996, $61,250 for 1997, $70,485 for 1998 and $32,500 for the six months ended June 30, 1999. The balances payable for compensation to Mr. Naughton totaled $179,735 at December 31, 1998 and $212,235 at June 30, 1999. The
balances payable to Mr. Naughton are uncollateralized, bear no interest and are payable on demand. This loan is on terms which are substantially better than could be obtained from third parties.

     Effective February 26, 1999 the Company entered into a joint venture agreement with Scott Claverie whereby 25,000 shares of AMS Acquisition Corp. were transferred (25% ownership of AMS) to Mr. Claverie. The Company also granted Mr. Claverie warrants to acquire an additional 26,000 shares of AMS at $1.00 per share following the end of the first profitable quarter of operations, but in no event later than twelve months after the February 26, 1999 agreement date. Effective April 19, 1999 the Company exchanged 1,250,000 restricted shares of Company common stock for the warrants. These 1,250,000 shares were recorded at $.275 per share, one half of the market value of free trading shares of the Company's Common Stock on April 19, 1999, and recorded as an expense totaling $343,750. As a part of the joint venture agreement, the Company agreed to provide AMS with $25,000 for working capital. Mr. Claverie transferred to AMS all equipment, intellectual property, technology associated with the individuals internet-based business. These transactions were all on terms as fair as those obtainable from third parties.

                               LEGAL  PROCEEDINGS

     During 1996 the Company sold its wholly-owned subsidiary Real Estate Television Network, Inc. in exchange for shares of stock of AmeriNet Financial Services, Inc. ("ANFS"), the entity that acquired RETN. Since the Company has been unable to receive free trading shares of ANFS as agreed, the Company on July 9, 1998 filed a lawsuit against ANFS and certain of its officers and directors alleging breaches of written contracts, fraud and violations of various Corporate Code sections. In this litigation, the Company is seeking damages in excess of $60,000,000, together with exemplary and punitive damages, attorney's fees and costs of the suit. On September 2, 1998, the purchasing entity filed a cross-complaint against the Company alleging fraud and misrepresentation, breaches of contracts and conspiracy. In the cross-complaint the entity is seeking damages in the approximate amount of $12,000,000, together with exemplary and punitive damages, attorney's fees and cost of the suit. The actual losses identified by the cross-complaint are less than $500,000. The purchasing entity has recently made a settlement offer to the Company which included a payment to the Company of a combination of stock and cash, however the amounts offered were insufficient and rejected by the Company and the litigation is continuing. The Company intends to vigorously prosecute this litigation.

     During December, 1997 the Company entered into an agreement with some of its shareholders whereby the Company agreed to sell certain of the shares of ANFS for $200,000 subject to the shares being released as free trading. Under the terms of these stock purchase agreements if the shares were allowed to become free trading then in exchange for the $200,000 the shares would be transferred to the shareholders. If they were not released as free trading, $190,000 of the $200,000 would be returned and the remaining $10,000 would be forfeited. The shares were not released as free trading and the $10,000 was forfeited. As of December 31, 1998 $190,000 was returned.

     On December 3, 1998, related to a different litigation matter, a default judgment was entered against the Company in the approximate amount of $55,000 for alleged amounts owed by RETN for which the plaintiff alleges is also owed by the Company. On July 14, 1999 the default judgement was set aside based on the fact that the Company was never properly served with a summons and complaint. The Company contends that it is not liable for the amounts due since RETN was a separate corporation and the Company never guaranteed this obligation.

                              SELLING STOCKHOLDERS

     The following table provides certain information with respect to shares saleable by Selling Shareholders:

                                             Percent Before           Percent  After
Selling  Shareholder                        Shares for Sale        Investment Agreement     Investment Agreement
--------------------                        -----------------      --------------------     --------------------

Triton  Private  Equities  Fund
     Conversion  of  Note                    2,834,010
     Note  Interest                            453,442
     Exercise  of  Warrant                     192,500
                                               -------
     Subtotal                                3,479,952                     4.9%                      3.5%

Issuable under Investment Agreement         27,027,027
                                            ----------
     Subtotal                               27,027,027                      N/A                     27.5%

     Total  of  All                         30,506,979                      N/A                     31.0%

Patrick Rost (upon exercise of warrants)**   1,000,000                     3.8%                      2.8%

MRC  Legal  Services  Corporation
and  employee  Shares                          208,333                       *                        *

Fred  Turner  Shares                           100,000                       *                        *
______________________

*  Less  than  1%
**Reflects 1,434,000 shares held by Lightning Imports, Inc., as to which Mr. Rost may be considered to be the beneficial owner, and 300,000 shares held by Pat Rost individually

Shares  Offered  by  Triton  Private  Equities  Fund

     Convertible  Note
     -----------------

     The Triton Private Equities Fund, LP, an investor in the Company, is offering up to 2,834,010 shares of Common Stock which Triton Private Equities Fund can obtain by converting at a premium $538,462 principal amount of a Series 1999-A Eight Percent Convertible Note (the "Note") into common stock. We sold a $538,462 face amount Note to Triton Private Equities Fund for $350,000 in gross proceeds to the Company. We are using those proceeds to purchase internet kiosks ($250,000), advertise our ShopGoOnline.com website with Double Click ($50,000) and develop software for Auctionomics.com ($50,000). The Note can be converted after 120 days from issuance (on or after January 19, 2000) at a percentage of the lowest three days closing bid prices of our common stock in the prior 20 trading days. If the Note were converted today, Triton Private Equities Fund could obtain approximately 1,050,000 shares of common stock. From day 120 to day 150, the percentage is 103%; from day 151 to day 180, the percentage is 100%; from day 181 to day 210, the percentage is 97% and from day 211 forward, the percentage is 95%. The number of shares of common stock we are registering to potentially give to Triton Private Equities Fund when they convert the Note reflects the worst conversion ratio and a market price of our stock of $.20 (which we think is very conservative and not likely to occur).

     The Note requires an interest payment of 8% per annum on the face amount, which we may pay in cash or in free trading common stock. We are consequently also registering 453,442 shares of common stock which we may use to pay the 8% interest payments on the Note through its expiration (assuming a market price of our stock of $.20) before it is converted.

     In addition to the Note, Triton Private Equities Fund received warrants to purchase 175,000 shares of our common stock at an exercise price of $.50 per share until December 31, 2000. In addition, Ganesh Ltd., a finder in the transaction, received 17,500 warrants also exercisable at $.50 per share until December 31, 2000. We are consequently registering 192,500 shares of common stock which Triton Private Equities Fund and Ganesh Ltd. may obtain by exercise of those warrants.

     If Triton Private Equities Fund were to receive the maximum number of shares on conversion (based on a market price of our stock of $.20), the maximum number of shares for payment of the 8% interest (based on a market price of our stock of $.20) and were to exercise all of their warrants, they would own a total of 3,479,952 shares which would be approximately 4.9% of our issued and outstanding common stock before completing our Investment Agreement and approximately 2.9% if the maximum number of shares are issued in connection with the Investment Agreement.

     Investment  Agreement
     ---------------------

     In November 1999 we entered into an Investment Agreement with Triton Private Equities Fund, L.P. The term of the Investment Agreement will be three years and will begin on the effective date of the registration statement to which this Prospectus forms a part. Commencing on the effectiveness of the registration statement, except under certain circumstances, Triton Private Equities Fund, L.P., has an obligation to purchase up to $10.0 million of our common stock. Essentially, on a monthly basis we may require Triton to purchase our common stock subject to the price and volume restrictions detailed below. We have no obligation to sell common stock to Triton if we determine that our price is not what we would like.

     At the time of purchase, the common stock will be priced at 82.5% of the previous five trading day average bid price during the ten trading days immediately prior to the date of Purchase. The obligation to purchase stock pursuant to the Investment Agreement in any monthly period shall be limited to the lesser of: (a) remaining amounts available under the Investment Agreement,
(b) an amount equal to 20% of the total dollar trading volume in our common stock (based on the closing bid prices) during the month in question, and (c) the maximum amount that Triton could purchase without becoming the beneficial owner of more than 5% and consequently being required to file a Form 13D under the Securities Exchange Act of 1934.

     In addition, on each closing of a purchase of our common stock, Triton shall be issued three year warrants to purchase a number of shares of common stock equal to 10% of the number of shares purchased at the closing at an Initial exercise price equal to 100% of the average closing bid price for the common stock as calculated for the purchase. To the extent we have not required Triton to purchase common Stock in any annual period equal to $1.0 million, additional Warrants shall be issued at the end of such annual period to reflect up to $1.0 million having been purchased.

Selling  Shareholder  Warrants

     We are registering 1,000,000 shares which may be issued to Mr. Patrick M. Rost for options which he holds exercisable at $.50 per share until December 31, 2000. If Mr. Rost were to exercise his options and continue to hold his shares, he would hold a total of approximately 3.8% of the issued and outstanding shares before giving effect to the delivery of shares to Triton under the Investment Agreement.

Cutler  Shares

     We are registering for potential sale by MRC Legal Services Corporation and its employees a total of 208,333 shares of Common Stock. MRC Legal Services Corporation does business as Cutler Law Group, which is our legal counsel. M. Richard Cutler is the sole shareholder and beneficial owner of MRC Legal Services Corporation. We issued these shares to Cutler Law Group in consideration for legal services. The Cutler Law Group shares were issued as follows:

     MRC  Legal  Services  Corporation          159,333  shares
     Brian  A.  Lebrecht                         25,000  shares
     Vi  Bui                                      9,000  shares
     Stephanie  Crumpler                          9,000  shares
     Liz  Macko                                   2,500  shares
     Jaime  Ceniceros                             2,500  shares
     Elaine  Arritt                               1,000  shares

     None of the foregoing individuals or entities owns more than 1% of the issued and outstanding shares.

Turner  Shares

     We are registering for potential sale by Fred Turner a total of 100,000 shares of Common Stock. Fred Turner represents us as legal counsel for the ANFS litigation matter. Mr. Turner holds less than 1% of our issued and outstanding stock.

     This Prospectus relates to the potential sale by the Selling Securityholders of the securities described above. The securities offered by this Prospectus by the Selling Stockholders may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus will be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. No Selling Stockholder has had any position, office or other material relationship with the Company since its inception, except that (i) Mr. Rost has acted as a financial public relations consultant for the Company; (ii) Cutler Law Group is legal counsel for the Company; and (iii) Mr. Turner has represented the Company in connection with the ANFS litigation.

                              PLAN OF DISTRIBUTION

     All securities referenced above under "Selling Stockholders" will be offered by the Selling Stockholders from time to time on the over-the-counter bulletin board, in privately negotiated sales or on other markets. The Company believes that virtually all of such sales will occur on the over-the-counter bulletin board in transactions at prevailing market rates. Any securities sold in brokerage transactions will involve customary brokers' commissions. No underwriters will participate in any such sales on behalf of the Selling Stockholders.

     PRINCIPAL  STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock and our Series A Preferred Stock as of September 30, 1999 by:

         - each person or entity known to us to own beneficially more than 5% of our common stock or 5% of our preferred stock;
         - each  of  our  directors;
         - each  of  our  named  executive  officers;  and
         - all  executive  officers  and  directors  as  a  group.





                 Name and Address of         Amount and Nature of              Percent of
Title of Class   Beneficial Owner (1)        Beneficial Ownership              Class
---------------  ---------------------       ---------------------             -----------
                 Joseph M. Naughton              5,307,125 (2)                    7.6%
Common Stock

Preferred Stock                                       0                           0.0%

Common Stock     James M. Cannon                 1,008,000 (3)                    1.4%

Preferred Stock                                       0                           0.0%

Common Stock     Scott Claverie                  1,250,000                        1.8%

Preferred Stock                                       0                           0.0%

Common Stock     Michael Abelson                   485,000 (4)                    0.7%

Preferred Stock                                       0                           0.0%

Preferred Stock  Nicanor Concepcion & Fahma
                 Concepcion, Joint Tenants
                  624 Park Ave.                    130,000                       26.0%
                 Norton, VA 24273

Preferred Stock  Avelino Rosales
                  23 White Drive                    63,333                       12.7%
                 Cedarhurst, NY 11516

Preferred Stock  Bill Tillson
                  14623 Deervale Place              40,000                        8.0%
                 Sherman Oaks, CA 91403

Preferred Stock  Bradley B. Hinshew                 35,000                        7.0%
                  3918 River Road
                 Sneeds Ferry, NC 28460

Common Stock     All Officers and Directors
                 as a Group (4 persons)          6,800,125 (2,3,4)                9.5%
                                                =====================            ========

1. Except as otherwise set forth, the address for each of these shareholders is c/o Go Online Networks Corporation, 5681 Beach Boulevard, Suite 101/100, Buena Park, CA 90621.
2. Mr. Naughton's shares are held through several different entities and trusts, as to which Mr. Naughton is the primary beneficial owner.
3. Reflects 8,000 shares which Mr. Cannon owns director and up to 1,000,000 shares which Mr. Cannon could obtain upon the exercise of a warrant to purchase shares of common stock at $.20 per share.
4. In addition, Mr. Abelson will receive options to purchase 25,000 shares of common stock for each $500,000 in gross revenues attributable to the real estate website developed by the Company.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. The following summary of certain provisions of our common stock, preferred stock, and warrants is qualified in its entirety by reference to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common  Stock

     As of October 1, 1999, there were 70,052,677 shares of common stock outstanding, held by approximately 223 shareholders of record. We are advised that there are approximately 9,925 beneficial owners of our common stock.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred  Stock

     Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

     As of October 1, 1999, we have issued and outstanding a total of 499,333 shares of Series A Preferred Stock held by 13 shareholders of record. Each share of the Series A Preferred Stock is convertible into one share of common stock at the option of the holder. The Series A Preferred Stock votes on a pari pass basis with the common stock, and receives dividends equivalent to shares of common stock. In the event of a liquidation of the Company, the Series A Preferred Stock has a liquidation preference of the number of shares plus 8% from the time of issuance over the common stock.

Series  1999-A  Eight  Percent  Convertible  Note

     We have issued a Series 1999-A Eight Percent Convertible Note in the face amount of $538,462 to Triton Private Equities Fund, LP. We sold the $538,462 face amount Note to Triton Private Equities Fund for $350,000 in gross proceeds to the Company. The Note can be converted after 120 days from issuance (on or after January 19, 2000) at a percentage of the lowest three days closing bid prices of our common stock in the prior 20 trading days. If the Note was converted today, Triton Private Equities Fund could obtain approximately
1,050,000 shares of common stock. From day 120 to day 150, the percentage is 103%; from day 151 to day 180, the percentage is 100%; from day 181 to day 210, the percentage is 97% and from day 211 forward, the percentage is 95%. The number of shares of common stock we are registering to potentially give to Triton Private Equities Fund when they convert the Note reflects the worst conversion ratio and a market price of our stock of $.20 (which we think is very conservative and not likely to occur). See "Price Range of Securities."

     The Note requires an interest payment of 8% per annum on the face amount, which we may pay in cash or in free trading common stock. We are consequently also registering 453,442 shares of common stock which we may use to pay the 8% interest payments on the Note through its expiration date (assuming a market price of our stock of $.20) before it is converted.

Warrants

     In addition to the Notes, Triton Private Equities Fund received a warrant to purchase 175,000 shares of our common stock at an exercise price of $.50. Ganesh, Ltd., a finder in the transaction, received 17,500 equivalent warrants. We are consequently registering 192,500 shares of common stock which Triton Private Equities Fund and Ganesh, Ltd. may obtain by exercise of the warrants.

Transfer  Agent

     The transfer agent for the common stock is American Securities Transfer, 12039 West Alameda Parkway, Z-2, Lakewood, Colorado 80228.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Cutler Law Group, Newport Beach, California. MRC Legal Services Corporation, a California corporation which does business as Cutler Law Group, is presently the beneficial owner of an aggregate of 159,333 shares of the Company's Common Stock. Employees of Cutler Law Group own an additional 49,000 shares of the Company's Common Stock. These shares of common stock are being registered in this registration statement.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1997 and 1998 and as of June 30, 1998 and 1999, included in this Prospectus have been so included in reliance on the report of Schumacher & Associates, Inc., certified public accountants, given on the authority of said firm as experts in auditing and accounting.

YOU  MAY  RELY ON THE INFORMATION  CONTAINED
IN THIS PROSPECTUS.  WE  HAVE NOT AUTHORIZED
ANYONE TO PROVIDE INFORMATION DIFFERENT FROM
THAT  CONTAINED  IN  THIS PROSPECTUS.   THIS
PROSPECTUS  IS  NOT  AN OFFER  TO  SELL OR A
SOLICITATION OF ANOFFER TO  BUY THESE SHARES
OF  THE  COMMON  STOCK  IN ANY CIRCUMSTANCES
UNDER WHICH THE  OFFER  OR  SOLICITATION  IS            37,742,770 SHARES OF
UNLAWFUL.                                                   COMMON STOCK

            _____________________
                                                             GO ONLINE
              TABLE OF CONTENTS                         NETWORKS CORPORATION
                                             Page

Prospectus Summary                             3         [GRAPHIC OMITTED]
Risk Factors                                   5
Price Range of Securities                     11
Dividend Policy                               11
Dilution                                      12
Use of Proceeds                               13
Management's Discussions and Analysis of
     Financial Condition and Results
     of Operations                            14
Business                                      19
Management                                    34
Executive Compensation                        36

Certain Transactions                          38
Selling Stockholders                          40
Plan of Distribution                          43
Principal Stockholders                        44
Description of Securities                     46
Legal Matters                                 48
Experts                                       48             ____________
Index to Consolidated Financial
Statements                                   F-1              PROSPECTUS
                                                             ____________



     Dealer Prospectus  Delivery  Obligation Until
January  ___,  2000;   all  dealers   that  effect
transactions in these  securities,  whether or not
participating in this offering, may be required to
deliver a Prospectus.   This is in addition to the
dealers' obligation to deliver  a  Prospectus when
acting as  underwriters  and with respect to their
unsold allotments or subscriptions.                        DECEMBER 1, 1999

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES



                        CONSOLIDATED FINANCIAL STATEMENTS
                                      WITH
               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     December 31, 1997 and 1998, and September 30, 1998 and 1999 (Unaudited)


Consolidated  Financial  Statements:

     Report  of  Independent  Certified  Public  Accountants         F-2

     Consolidated  Balance  Sheets                                   F-3

     Consolidated  Statements  of  Operations                        F-4

     Consolidated  Statement  of  Changes  in
      Stockholders'  (Deficit)                                       F-5

     Consolidated  Statements  of  Cash  Flows                       F-6

     Notes  to  Consolidated  Financial  Statements                  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


The  Board  of  Directors
Go  Online  Networks  Corporation
Buena  Park,  California


We have audited the accompanying balance sheet of Go Online Networks Corporation and Consolidated Subsidiaries as of December 31, 1998, and the related statements of operations, stockholders' (deficit) and cash flows for the two years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Go Online Networks Corporation and Consolidated Subsidiaries as of December 31, 1998 and the results of its operations, changes in its stockholders' (deficit) and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubts about its ability to continue as a going concern. Management's plan to continue in operations is contained in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                         Schumacher  &  Associates
                         Certified  Public  Accountants
                         12835  E.  Arapahoe  Road
                         Tower  II,  Suite  110
                         Englewood,  CO  80112
August  27,  1999


             GO ONLINE NETWORKS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEETS


                                       ASSETS
                                       ------

                                      F-2


                                                   December 31,    September 30,
                                                       1998            1999
                                                --------------------------------
                                                (Unaudited)
Current Assets:
 Cash                                             $       2,271   $      189,617
 Accounts receivable                                           -           2,647
 Prepaid expenses                                              -           5,958
 Trust account receivable (Note 1)                       137,946               -
                                               ------------------  --------------
    Total Current Assets                                 140,217         198,222

Designs and trademarks, net of
 accumulated amortization of $12,500
 at December 31, 1998 and $21,875 at
 September 30, 1999 (Note 9)                              37,500          28,125
Security deposits                                              -           2,500
Equipment, net of accumulated depreciation
 of $36,081 at September 30, 1999                              -         382,577
                                               ------------------  --------------

TOTAL ASSETS                                   $         177,717   $     611,424
                                               ==================  ==============

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
  Accounts payable and accrued expenses        $          66,041   $     133,663
  Notes payable and accrued interest
   (Note 8)                                              129,291         134,673
  Unearned revenue (Note 1)                                    -         145,000
  Advances from and accrued expenses
   to officer (Note 2)                                   309,977         377,707
  Other liabilities (Notes 9 and 10)                      37,500               -
                                               ------------------  --------------
    Total Current Liabilities                            542,809         791,043

Convertible debentures (Note 4)                                -         538,462
                                               ------------------  --------------
TOTAL LIABILITIES                                        542,809       1,329,505
                                               ------------------  --------------

Commitments and contingencies
 (Notes 1,2,3,4,5,6,7,8,9 and 10)                              -               -
Stockholders' (Deficit):
 Convertible preferred stock, no par
   value, 100,000,000 shares authorized,
   638,333 issued and outstanding as of
   December 31, 1998 and 499,333 shares
   at September 30, 1999                                 217,533         168,883
  Common stock, no par value,
   100,000,000 shares authorized,
   54,450,028 shares issued and
   outstanding at December 31, 1998 and
   71,873,510 shares at September 30, 1999             5,785,303       7,055,439
  Accumulated (Deficit)                               (6,367,928)     (7,942,403)
                                               ------------------  --------------
TOTAL STOCKHOLDERS' (DEFICIT)                           (365,092)       (718,081)
                                               ------------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)  $         177,717   $     611,424
                                               ==================  ==============



                               GO ONLINE NETWORKS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                             Nine Months           Nine Months
                                       Year Ended       Year Ended             Ended                 Ended
                                       December 31,     December 31,         September 30,         September 30,
                                           1997           1998                  1998                 1999
                                      ------------     --------------       -----------------     --------------
                                                                             (Unaudited)           (Unaudited)

Revenue
   Sales                             $           -      $            -       $          -         $     13,017
                                     --------------     ---------------      ---------------      ----------------

Expenses:
 Advertising                                     -                   -                  -               12,259
 Amortization and
  depreciation                                   -              12,500              9,375               45,455
 Rent                                        7,472               7,451              5,610               36,135
 Legal fees                                 39,317             120,048             91,136              269,612
 Stock issued for services                  20,000             124,375             93,280                    -
 Salary and payroll taxes                        -                   -                  -              117,055
 Compensation, officer                      96,000              96,000             72,000               72,000
 Common stock issued for
 Website development (Note 10)                   -                   -                  -              100,000
 Other                                       2,552              82,100             62,600              364,049
                                     --------------        -----------------      --------------    -------------
Total Operating Expenses                   165,341             442,474            334,001             1,016,565
                                     --------------        -----------------      --------------    -------------
Net (Loss) Before Other
 Income (Expense)                         (165,341)           (442,474)          (334,001)           (1,003,548)
Other (Expense):
 Option buy back (Note 10)                       -                   -                  -              (343,750)
 Operating loss of segment
  disposed of                                    -            (145,203)                 -                     -
 Discount on convertible
  debentures (Note 4)                            -                   -                  -              (188,462)
 Loss from disposition of
  segment disposed of (Note 5)                   -             (94,845)                 -                     -
 Interest expense                           (7,176)           (121,322)           (90,942)              (38,715)
                                     --------------        -----------------  ---------------       ---------------

Net (Loss)                           $    (172,517)        $  (803,844)       $  (424,943)          $ (1,574,475)
                                     ==============        =============     ===============       ===============

Per Common Share                     $        (.01)        $      (.02)       $      (.01)          $       (.02)
                                     ==============        =================  ===============       ===============

Weighted Average
 Shares Outstanding                     31,682,602          44,558,017         40,869,284             65,823,983
                                     ==============       ================    ===============       ===============


The acconpanying notes are an integral part of the financial statements.



                                  GO ONLINE NETWORKS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                  ------------------------------------------------------------

                                          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                        From December 31, 1996 through December 31, 1998
                                 and from January 1, 1999 through September 30, 1999 (Unaudited)




                                      Preferred       Stock          Common         Stock          Accumulated
                                      No./Shares      Amount         No./Shares     Amount          (Deficit)         Total
                                      -----------     ------         ----------     ----------     -------------     -------


Balance at December 31, 1996          1,064,667      $ 366,750      28,699,328     $4,592,728     $(5,391,567)      $ (432,089)

Common stock issued                           -              -       5,840,000        129,150               -          129,150

Preferred stock converted              (126,667)       (44,333)        126,667         44,333               -                -

Loss for the year ended
December 31, 1997                              -             -                                       (172,517)        (172,517)
                                      -----------     ----------    ------------   -------------  -------------      ----------

Balance at December 31, 1997             938,000       322,417      34,665,995      4,766,211      (5,564,084)        (475,456)

Common stock issued                            -             -      19,484,366        914,208               -          914,208

Preferred stock converted               (299,667)     (104,884)        299,667        104,884               -                -

Loss for the year ended
December 31, 1998                              -             -               -              -        (803,844)        (803,844)
                                      -----------    ----------     ----------     ----------     -------------    ------------

Balance at December 31, 1998             638,333        217,533     54,450,028      5,785,303      (6,367,928)        (365,092)

Common stock issued                            -              -     17,284,482      1,221,486               -        1,221,486

Preferred stock converted               (139,000)       (48,650)       139,000         48,650               -                -

Loss for the nine months ended
September 30, 1999                             -              -              -              -      (1,574,475)      (1,574,475)
                                       -----------     ----------    ----------     ----------    -------------     ------------

Balance at September 30, 1999
(Unaudited)                              499,333      $ 168,883     71,873,510     $7,055,439    $ (7,942,403)     $  (718,081)
                                       ===========    ==========    ==========     ==========    =============     ============

The accompanying notes are an integral part of the financial statements.



                              GO ONLINE NETWORKS CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         Nine Months          Nine Months
                                     Year Ended        Year Ended          Ended                Ended
                                     December 31,      December 31,      September 30,        September 30,
                                        1997             1998                1998                 1999
                                    ------------      -------------     --------------      ----------------
                                                                          (Unaudited)          (Unaudited)
Operating Activities:
 Net (Loss)                          $(172,517)        $(803,844)        $ (424,943)         $  (1,574,475)
  Adjustments to reconcile net
  (loss) to net cash (used in)
  operating activities:
   Amortization and depreciation             -            12,500              9,375                 45,455
   Increase (decrease) in accounts
    payable and accrued expenses        (6,172)           46,651             35,929                 67,623
   Increase in unearned revenue              -                 -                  -                145,000
   Discount on debenture                     -                 -                  -                188,462
   Other                               (26,335)          126,382            109,540                262,453
                                     ----------        ----------        -----------           ------------

 Net Cash (Used in) Operating
  Activities                          (205,024)         (618,311)          (270,099)              (865,482)
                                     ----------        ----------          -----------         ------------

Investing Activities:
 Investment in equipment                     -                 -                  -               (418,658)
 Investment in designs and
  trade name                                 -           (50,000)                 -                      -
                                     ----------         ----------         ------------         -----------

 Net Cash Provided by (Used in)
  Investing Activities                       -           (50,000)                 -               (418,658)
                                     ----------         ----------         -----------          -----------

Financing Activities:
 Repayment of notes and advances
  payable                                    -           (31,427)           (23,570)                     -
 Common stock issued                   178,483           694,883            290,112              1,121,486
 Proceeds from notes and
  advances payable                      28,515                 -                  -                350,000
                                    ----------         ----------         ----------             ----------

Net Cash Provided by
 Financing Activities                  206,998           663,456            266,542              1,417,486
                                    ----------         ----------         ----------            -----------

Increase (decrease) in Cash              1,974            (4,855)            (3,557)               187,346
Cash at Beginning of Period              5,152             7,126              7,126                  2,271
                                    ----------         ----------         -----------            ---------

Cash at End of Period                $   7,126         $   2,271          $   3,569               189,617
                                    ==========        ==========         ==========             ==========

Interest Paid                        $   7,176         $ 121,322          $  60,500             $  38,715
                                    ==========        ==========         ===========            ==========
Income Taxes Paid                    $       -         $       -          $       -             $       -
                                    ==========        ==========         ============           ==========


The accompanying notes are an integral part of the financial statements.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(1)     Summary  of  Significant  Accounting  Policies
        ----------------------------------------------

     A.     Organization  and  Principles  of  Consolidation
            ------------------------------------------------

The consolidated financial statements of Go Online Networks Corporation, formerly Jones Naughton Entertainment, Inc. and Consolidated Subsidiaries include the accounts of Go Online Networks Corporation, incorporated in Colorado on October 20, 1987, and its subsidiaries AMS Acquisition Corp. (AMS), incorporated in Nevada on June 2, 1998 and Auctionomics, Inc., incorporated in Nevada on June 8, 1999. Jones Naughton Entertainment, Inc. changed its name to Go Online Networks Corporation on September 8, 1999. References to the Company refer to Go Online Networks Corporation and its subsidiaries. As of December 31, 1998, AMS was a wholly-owned subsidiary of Go Online Networks Corporation. As of September 30, 1999, AMS and Auctionomics are 75% owned subsidiaries of Go Online Networks Corporation. The Company is in the information technology business. All intercompany accounts have been eliminated in the consolidation. The Company has selected December 31 as its year end.

     B.     Use  of  Estimates  in  the  Preparation  of  Financial  Statements
            -------------------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

C.     Basis  of  Presentation  -  Going  Concern
       ------------------------------------------

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained operating losses since its inception and has a net capital deficiency. Management=s plan to continue in operations is to continue to attempt to raise additional debt or equity capital including the proposal to publicly offer securities subject to the effectiveness of a registration statement with the Securities and Exchange Commission. During the nine month period ended September 30, 1999, the Company had proceeds of approximately $1,400,000 from debt and equity transactions.

In view of these matters, realization of certain of the assets in the accompanying financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company=s ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(1)     Summary  of  Significant  Accounting  Policies,  Continued
        ----------------------------------------------------------

     D.     Per  Share  Information
            -----------------------

The per share information is computed based upon the weighted average number of shares outstanding.

E.     Equipment
       ---------

The Company carries its investment in equipment, principally consisting of office equipment and computer access kiosks installed at customer locations, at cost net of accumulated depreciation. Depreciation is provided over a five year period on a straight-line basis.

     F.     Geographic  Area  of  Operations
            --------------------------------

The Company=s customers are principally in the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company=s business is principally in one area and in one industry, this concentration of operations results in an associated risk of uncertainty.

     G.     Intangible  Assets
            ------------------

The Company reviews the carrying value of its intangible assets on a periodic basis, at least quarterly, to determine if there is any impairment in carrying value. As of September 30, 1999 and the Company believes that there is no impairment in value of the carrying value of its intangible assets.

     H.     Stock  Issued  for  Services  and Stock Options Granted for Services
            --------------------------------------------------------------------

The Company has issued stock and granted stock options for services. The market value of the shares issued for services was recorded as an expense in the accompanying financial statements. All options granted were at market value or higher at the time of the grant. No compensation was recorded for the options granted since any compensatory amounts would be immaterial since the options were granted at prices at least equal to market.

     I.     Income  Taxes
            -------------

The Company as of December 31, 1998 had approximately $5,500,000 of net operating loss carryovers which expire in years through 2018. A change in ownership of more than 50% of the Company my result in the inability of the Company to utilize the carryovers. As of December 31, 1998 the Company had deferred tax assets of approximately $1,650,000 related to net operating loss carryovers. A valuation allowance has been provided for the total amount since the amounts, if any, of future revenues necessary to be able to utilize the carryovers are uncertain.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(1)     Summary  of  Significant  Accounting  Policies,  Continued
        ----------------------------------------------------------

J.     Trust  Account  Receivable
       --------------------------

At December 31, 1998 and September 30, 1999 the Company had funds on deposit with its legal counsel held for the Company=s benefit totaling $137,946. There were no restrictions on the use of the funds.

     K.     Preferred  Stock
            ----------------

The Company has outstanding 499,333 shares of Series A Preferred Stock. Each share of Series A Preferred stock is convertible into one share of common stock at the option of the holder. The Series A Preferred Stock votes on an equal per share basis with the common stock, and is eligible to receive equivalent dividends to the shares of common stock. In the event of liquidation of the Company, the Series A Preferred Stock has a liquidation preference of the number of shares plus 8% from the time of issuance.

     L.     Advertising
            -----------

The  Company  expenses  advertising  costs  as  incurred.

     M.     Unearned  Revenue
            -----------------

The Company received $145,000 related to future advertising on the Internet kiosks which has been accounted for as unearned revenue. The advertising revenue will be recognized as income when the Company has sufficient kiosks in operation to meet the terms of the agreement and will be amortized over the periods then covered on a straight-line basis. Failure to meet the number of kiosks specified by the agreement could result in the requirement to refund the unearned advertising fees.

     N.     Unaudited  Financial  Statements
            --------------------------------

The balance sheet as of September 30, 1999, the statements of operations and the statements of cash flows for the nine month periods ended September 30, 1998 and 1999, and the statement of changes in stockholders= (deficit) for the nine month period ended September 30, 1999 have been prepared by management without audit. In the opinion of management all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows and changes in stockholders (deficit) at September 30, 1999 and for all periods presented have been made.

     O.     Concentration  of  Credit  Risks
            --------------------------------

The Company carries its cash accounts in banks. As of September 30, 1999 the Company had $89,617 in a bank account in excess of the amount insured by the F.D.I.C.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(2)     Advances  and  Accrued  Expenses,  Related  Party
        -------------------------------------------------

The Company=s Chief Executive Officer has loaned various amounts to the Company. As of December 31, 1998 and as of September 30, 1999 the amounts payable to the officer for advances totaled $130,242 and $149,222 respectively. In addition there is unpaid compensation due to him of $48,000 for 1996, $61,250 for 1997, $70,485 for 1998 and $48,750 for the nine months ended September 30, 1999. The balances payable for compensation to the CEO totaled $179,735 at December 31, 1998 and $228,485 at September 30, 1999. The balances payable to the related party are uncollateralized, bear no interest and are payable on demand.



The  following  summarizes  earned  options  granted,  exercised  and  outstanding:


                                                          Option    Expiration
Date of Grant                    # of Shares               Price       Date
--------------------             ------------            ---------  ---------

 February 27, 1996                 1,000,000             $     .35  November 1, 1997
                                 ------------            ---------
Balance outstanding
 December 31, 1996                 1,000,000             $     .35  Average option price of $.35

 April 10, 1997                      100,000             $     .25  November 1, 1997
 April 10, 1997                      100,000             $     .10  May 1, 1998
 April 10, 1997                      100,000             $     .15  November 1, 1998
 April 1, 1997                       100,000             $     .25  November 1, 1999
 February 27, 1996                (1,000,000)            $     .35  Expired November 1, 1997
 April 10, 1997                     (100,000)            $     .05  Expired November 1, 1997
                                 ------------            ---------
Balance outstanding
 December 31, 1997                   300,000             $.10-$.25

 April 10, 1997                     (100,000)            $     .10  Expired May 1, 1998
 April 10, 1997                     (100,000)            $     .15  Expired November 1, 1998
 May 3, 1998                         500,000             $     .07  February 2, 1999
 May 3, 1998                         500,000             $    .125  February 2, 1999
 May 3, 1998                         500,000             $     .25  February 2, 1999
 July 27, 1998                       500,000             $     .25  February 2, 1999
                                 ------------            ---------
Balance outstanding
 December 31, 1998                 2,100,000             $.07-$.25  Average option price of $.18

 May 3, 1998                        (500,000)            $     .07  Exercised February 2, 1999
 April 12, 1999                      150,000             $     .25  April 11, 2001
 April 12, 1999                    1,000,000             $     .20  April 11, 2001
 August 9, 1999                      200,000             $     .32  August 8, 2000
 September 15, 1999                1,000,000             $     .50  December 31, 2000
 May 3, 1998                        (500,000)            $    .125  Expired February 2, 1999
 May 3, 1998                        (500,000)            $     .25  Expired February 2, 1999
 July 27, 1998                      (500,000)            $     .25  Expired February 2, 1999
                                 ------------            ---------
Balance outstanding
 September 30, 1999
 (Unaudited)                       2,450,000             $.20-$.50  Average option price of $.27
                                 ============            =========



     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(3)     Stock  Options,  Continued
        --------------------------

The Company has other various option agreements with employees, independent contractors and consultants that have contingencies associated with the rights to exercise. These other contingent option agreements are disclosed at various locations throughout the notes to the financial statements. The above summary represents all options that are not subject to any contingencies. All options were granted at exercise prices equal to or in excess of market prices of the stock at the date of grant, therefore no compensation expense was recorded for the options.

In addition to options disclosed elsewhere in the notes to the financial statements, the Company has issued the following options to acquire restricted common stock of the Company:

A. 31,640 shares exercisable at $.20 per share at any time within one year after the Company=s common stock first trades at or above $1.20 per share for thirty consecutive trading days.

B. 31,640 shares exercisable at $.40 per share exercisable at any time within one year after the publicly traded common stock of the Company has traded at $2.00 per share on each trading date for thirty consecutive days.

C. 31,640 shares exercisable at $1.00 per share at any time within one year after the publicly trade common stock of the Company has traded at $2.80 per share for thirty consecutive trading days. Such shares cannot be traded for a period of ninety days after the exercise of this option.

D. 31,640 shares exercisable at $2.00 per share, exercisable at any time within one year after the publicly traded stock of the Company has traded at $3.60 per share for thirty consecutive trading days. Such shares cannot be traded for a period of sixty days after the exercise of this option.

(4)     Convertible  Debentures
        -----------------------

During the year ended December 31, 1998 and the nine month period ended September 30, 1999 the Company issued approximately $343,000 and $100,000, respectively of convertible debentures which have been converted to common stock. The debentures were converted to common stock at 75% of the market value of the common stock. The difference between the exercise price and the market price upon exercise has been recorded as interest expense in the accompanying 1998 and 1999 financial statements in the amount of $114,333 and $33,333 , respectively. In addition during September, 1999, the Company issued $538,462 of convertible debentures for $350,000. The discount of $188,462 has been recorded as an other expense similar to interest in the financial statements. As additional consideration for the purchase of the debenture, the purchaser was granted a warrant to purchase 175,000 shares of common stock of the Company at a price of $.50 per share which will expire on December 31, 2000. Since the exercise price was in excess of the market value of the stock at the time of issuance, no consideration was recorded in the financial statements. If not converted to common stock, the debenture accrues interest at 8% per annum, due and payable quarterly in arrears with the first payment due on December 31, 1999. The $538,462 convertible debenture is convertible at the option of the holder into common stock at a conversion price for each share of common stock equal to the
     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(4)     Convertible  Debentures,  Continued
        -----------------------------------

lesser of (1) 125% of the closing bid price for the common stock on the date of issuance of the debenture or (2) a percentage of the average of the three lowest closing bid prices for the common stock for the 20 trading days immediately preceding the conversion date. The applicable percentage shall be equal to the following: (I) for conversions made on or before 120 days after the date of the debenture, 105%; (ii) between 121 and 150 days, 103%; (iii) between 151 and 180 days, 100%; (iv) between 181 and 210 days, 97% or (v) after 210 days, 95%.


(5)     Investment  in  and  Disposition  of  Investment  in  Publishing  and
        ---------------------------------------------------------------------
Advertising  Business
        -------------

On July 8, 1998 AMS Acquisition Corp., a newly formed wholly-owned subsidiary of the Company acquired the assets and liabilities of a business operating several different publishing and advertising divisions located in San Diego, California. The total investment in the acquisition of the business assets approximated $240,000 including related acquisition expenses. After operating the business for approximately six months, the assets and liabilities were sold back to the original seller in exchange for assuming the then existing liabilities of the business. This sale back was effective December 31, 1998. At the time of the return of the business, the total assets of the business including goodwill of approximately $500,000, totaled approximately $858,000, and liabilities totaled approximately $904,000. While the liabilities were assumed in the sale back transaction, AMS remains contingently liable for any amounts not paid by the purchaser. The assets and the liabilities have been subsequently sold again after the buy back from AMS. The financial statements have no provision for future losses, if any, related to this contingency. The ultimate resolution of this matter cannot presently be determined.

The consolidated financial statements include a loss from the operations of this discontinued business in the amount of $145,203 and a loss from disposition of this business totaling $94,845.

(6)     Consulting  Agreements
        ----------------------

Effective February 3, 1998 the Company entered into a consulting agreement with an individual to provide financial support and market makers for the Company=s publicly traded common stock. In accordance with the terms of the agreement the consultant was issued 400,000 shares valued at $.035 per share and 1,250,000 shares at $03 per share as compensation for consulting services. In addition, the consultant was granted an option to acquire 1,000,000 shares at $.05, 1,000,000 at $.07 and 1,000,000 at $.09 per share. At the time of the grant of the options, the option price was in excess of the market price of the stock. The options for the 1,000,000 shares at $.05 and the 1,000,000 shares at $.07 were exercised. The option for the 1,000,000 shares at $.09 expired unexercised.

Effective July 27, 1998 the Company entered into a consulting agreement with an individual for a 90 day period. The individual was paid $6,000 per month for providing services to assist in developing financial support for the Company=s publicly traded common stock. In addition, the consultant was granted an option to purchase 500,000 shares of the Company=s common stock at $.125 per share within one year of the effective date of the agreement. The option expired unexercised.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(6)     Consulting  Agreements,  Continued
        ----------------------------------

Effective March 9, 1998 the Company entered into an internet public relations agreement with an entity for a three month period. For services performed, the Company issued 125,000 shares of its common stock valued at $.025 per share. The entity was also granted a ninety day option to acquire 50,000 additional shares at $.075 per share. The option expired unexercised.

Effective October 17, 1997 the Company entered into a consulting agreement with an individual whereby the individual prepared news releases and other services requested by the Company in connection with its securities market, broker dealer relationships and investor relations. The Company issued the individual 150,000 shares valued at $.066 per share for compensation related to the services performed.

(7)     Commitments  and  Contingencies
        -------------------------------

During 1996 the Company sold its wholly-owned subsidiary RETN in exchange for shares of stock of the entity acquiring RETN. Since the Company has been unable to receive free trading shares of the entity, the Company on July 9, 1998 filed a lawsuit against the purchaser and certain of its officers and directors alleging breaches of written contracts, fraud and violations of various Corporate Code sections. In this litigation, the Company is seeking damages in excess of $60,000,000, together with exemplary and punitive damages, attorney=s fees and costs of the suit. On September 2, 1998, the purchasing entity filed a cross-complaint against the Company alleging fraud and misrepresentation, breaches of contracts and conspiracy. In the cross-complaint the entity is seeking damages in the approximate amount of $12,000,000, together with exemplary and punitive damages, attorney=s fees and cost of the suit. The actual losses identified by the cross-complaint are less than $500,000. The purchasing entity has recently made a settlement offer to the Company which included a payment to the Company of a combination of stock and cash, however the amounts offered were insufficient and rejected by the Company and the litigation is continuing. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined. The financial statements of the Company include no provisions for losses or gains with respect to this matter.

On December 3, 1998, related to a different litigation matter, a default judgement was entered against the Company in the approximate amount of $55,000 for alleged amounts owed by RETN for which the plaintiff alleges is also owed by the Company. On July 14, 1999 the default judgement was set aside based on the fact that the Company was never properly served with a summons and complaint. The Company contends that it is not liable for the amounts due since RETN was a separate corporation and the Company never guaranteed this obligation. The financial statements do not include any loss provision with respect this matter. A contingency exists with respect to this matter, the ultimate resolution of which cannot presently be determined.

Management does not believe that the above contingencies will result in material adverse effects on the financial statements.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(8)     Notes  Payable
        --------------

On March 5, 1995 the Company borrowed $49,500 and $52,500 from an individual and from a corporation, respectively. The notes bear interest at 7% per annum and are uncollateralized. The notes were due and not paid on May 29, 1996. The lenders have the right to demand payment in full on the notes and failure to pay on demand would increase the interest rate to 18% per annum. The lenders have the right to convert the notes to common stock of the Company at a rate of $.125 per share. The balance payable on December 31, 1998 on the notes total $62,744 and $66,547, respectively, including accrued interest.

(9)     Acquisition  of  Assets
        -----------------------

During March 1998 the Company entered into an agreement to acquire the assets of a business engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date. As of December 31, 1998 the balance payable under the terms of the agreement was $12,500. Since the value of tangible assets acquired was minimal, the total $50,000 was recorded in the accompanying financial statements as an intangible asset related to the designs, trademarks, trade names, contract rights and other intangible assets. This intangible asset is being amortized on a straight line basis over a three year period.

(10)     Other  Events  and  Transactions
         --------------------------------

Effective February 26, 1999 the Company entered into a joint venture agreement with an individual, the current President of AMS, whereby 25,000 shares of (AMS) Acquisition Corp. were transferred (25% ownership of AMS) to the individual. The Company also granted the individual warrants to acquire an additional 26,000 shares of AMS at $1.00 per share following the end of the first profitable quarter of operations, but in no event later than twelve months after the February 26, 1999 agreement date. Effective April 19, 1999 the Company exchanged 1,250,000 restricted shares of Go Online Networks Corporation common stock for the warrants. These 1,250,000 shares were recorded at $.275 per share, one half of the market value of free trading shares of the Company=s
Common Stock on April 19, 1999, and recorded as an expense totaling $343,750. As a part of the joint venture agreement, the Company agreed to provide AMS with $25,000 for working capital. The individual transferred to AMS all equipment, intellectual property, technology associated with the individuals Internet-based business.

Effective May 15, 1999 the Company entered into a lease for office space in northern California. The term of the lease is for 5 years with monthly base rent payments of $1,615. The base rent amounts are subject to increases of 3% per annum. The Company has the right to terminate the lease between May 15, 2000 and June 15, 2000 and also between May 15, 2002 and June 15, 2002. Future base rent commitments during the years ended December 31 under this lease are summarized as follows:

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(10)     Other  Events  and  Transactions,  Continued
         --------------------------------------------

1999               $  11,305
2000               $  19,380
2001               $  19,380
2002               $  19,380
2003               $  19,380
2004               $  8,075

Effective July 21, 1999 the Company entered into a lease for office space in Buena Park California. The term of the lease is for 3 years with monthly base rent payments of $1,600. Future base rent commitments during the years ended December 31 under this lease are summarized as follows:

1999               $  8,000
2000               $  19,200
2001               $  19,200
2002               $  11,200

During May, 1999, the Company entered into a settlement agreement whereby the Company paid $25,000 in cash to an entity for the full and final release of a liability of the Company with respect to the Company=s guarantee of certain commitments of RETN to the entity. The $25,000 liability has been included with the liabilities of the Company as of December 31, 1998.

Effective June 10, 1999 the Company entered into a stock purchase agreement whereby the Company acquired 75% ownership if Auctionomics, Inc., a Nevada corporation. Auctionomics, Inc. had no business or material assets or liabilities at the time of the acquisition. The Company had issued 500,000 restricted shares of its common stock and a warrant for an additional 500,000 shares exercisable for two years at an exercise price of $.50 per share. The shares were recorded at $.20 per share, fifty percent of the market value, due to the size of the block and the restricted nature of the stock. The $10,000 value of the shares issued was recorded as an expense in the accompanying financial statements since the substance of the transaction was to engage the services of the principals of Auctionomics to assist the Company in developing an Internet web site. The Company agreed to and has provided $25,000 of working capital. The agreement also provides that the 25% shareholders of Auctionomics will be entitled to a bonus equal to 25% of the net income before taxes of Auctionomics each year for as long as they remain shareholders of Auctionomics. The Company also entered into consulting agreements with the 25% shareholders of Auctionomics whereby they will receive 20% of the gross revenues generated to Auctionomics through efforts of the consultants as long as they are shareholders of Auctionomics.

Effective August 9, 1999 the Company entered into an employment agreement with an individual whereby the individual was engaged to be Vice President and Director of Marketing. The agreement is for a term of five years but is subject to termination by the Company for cause. The Company or the employee have the right to terminate the agreement after giving the other party thirty days notice. In the event that the agreement is terminated by the Company without cause, the employee shall be entitled to compensation earned computed pro-rata up to the date of termination plus

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(10)     Other  Events  and  Transactions,  Continued
         --------------------------------------------

ninety days of salary. The employee=s compensation during the term of the agreement shall be as follows:

A.     Base  salary  of  $75,000  per  year.

B. Quarterly bonus of one quarter of one percent of the sales of the Company=s shopgoonline.com and Auctionomics.com divisions.

C. Quarterly bonus of 3% of the net advertising revenues generated by the Company, after reduction for account fees and commissions payable by the Company.

D. Bonus of 25% of the gross revenue generated by an internal advertising agency to be formed by the Company.

E. The employee shall be granted options to purchase up to 200,000 shares AF common stock of the Company at a price of $.32 per share at the end of year one of the employment agreement. In addition, at the end of each of years 2 through 5, the employee will become eligible to purchase up to 200,000 shares of common stock at a price equal to 75% of the average closing bid price on the five business days immediately preceding the anniversary date of the agreement. The difference between the exercise price and the option price at the time when the options are earned will be expensed in the financial statements as compensation.

Effective April 12, 1999 the Company entered into an employment agreement with an individual. The agreement is for a term of one year but is subject to termination by the Company for cause. The Company or the employee have the right to terminate the agreement after giving the other party thirty days notice. In the event that the agreement is terminated by the Company without cause, the Employee shall be entitled to compensation earned computed pro-rata up to the date of termination. The employees compensation during the term of the agreement shall be as follows:

A.     Base  salary  of  $60,000  per  year.

B. Quarterly bonus of 20% of the net advertising revenues of the Community Marquee Division generated as a result of the employee=s direct efforts during the previous quarter.

C. Alternative quarterly bonus in lieu of B. above equal to 25% of the net adverting revenues of the Community Marquee Division generated by partes other than the employee.

D. The employee shall be granted options to purchase 25,000 shares of the Company=s common stock for each twenty-five kiosks shipped up to a maximum of 150 kiosks. The exercise price of the options shall be equal to 60% of the closing bid price on the last business day of the month in which the employee becomes eligible. The difference between the exercise price and the option price at the time when the options are earned will be expensed in the financial statements as compensation.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(10)     Other  Events  and  Transactions,  Continued
         --------------------------------------------

Effective May 1, 1999 the Company entered into a consulting agreement with an individual whereby the consultant was engaged to assist in the creation of the Company=s real estate website for its GoOn-line.com operating division. The term of the agreement is for one year but can be terminated by the Company with or without cause with 30 days notice.

Compensation  to  the  consultant  is  summarized  as  follows:

A.     Monthly  cash  consulting  fee  of  $5,000.

B. Quarterly bonus equal to 15% of the gross revenues earned by the Company through its real estate web site developed by the consultant.

C. The consultant shall be granted options to acquire 25,000 shares of stock for each $500,000 in gross revenues attributable to the real estate web site developed by the Company.

Effective May 20, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their facilities. The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not More than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The Company granted the entity a 60 month exclusive representation for the marketing of the Company=s kiosk system for South Florida, define as south of Interstate 40. In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8 advertising contracts per kiosk installed. Upon execution of the first 100 site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.45 per share exercisable for a two year period. Upon execution of the first 500 site agreements the Company will grant the entity the right to purchase 250,000 shares at $.75 per share for two years. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 per share for two years. If the entity installs additional ad panels on the Company=s kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year.

Effective May 15, 1999 the Company entered into a marketing agreement with an entity, whereby the entity agreed to introduce various hotels, motels and other lodging businesses to the Company for the purpose of placing computer access kiosks in their facilities. The Company will compensate the entity 20% for all adjusted gross usage and 10% of advertising revenue generated as a result of the site agreements negotiated during the term of the agreement. The site owner will also be paid not more than 10% of adjusted gross revenue. The entity will be paid 25% of all the adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding 4 years. The Company granted the

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(10)     Other  Events  and  Transactions,  Continued
         --------------------------------------------

entity a 60 month exclusive representation for the marketing of the Company=s kiosk system for Southern California, defined as Los Angeles County and south of Los Angeles County, and also Arizona and Nevada. In order to maintain exclusivity, the entity must sign 20 new sites per month for the 60 month contract period and must agree to procure a minimum of 8 advertising contracts per kiosk installed. Upon execution of the first 100 site agreements the Company will grant the entity an option to purchase 100,000 shares of stock at $.75 per share exercisable within one year. Upon execution of the first 1,000 site agreements the Company will grant the entity the right to purchase 250,000 shares at $1.25 within one year. If the entity installs additional ad panels on the Company=s kiosks using a secondary ad panel furnished by the Company the entity will be compensated 10% for all ad revenue up to $15,000 per year per ad panel and 90% of all ad revenues generated per panel in excess of $15,000 per year. In addition, the Company agreed to pay the entity $350 for each 4 year site agreement and $200 for all other site agreements exceeding one year. The Company also agreed to pay the entity $2,000 per month in advance for marketing expenses drawn against future site agreement fees and commissions as long as the entity signs not less that 10 new site agreements for the following month.

During August, 1999, the Company entered into a marketing agreement with an entity whereby the entity agreed to provide certain marketing services for the Company. The entity agreed to introduce various hotels, motels and other lodging businesses to the Company and to assist in negotiating kiosk site agreements for the Company. The entity will be compensated as follows:

A. The entity will receive 20% for all adjusted gross usage revenue and 10% of advertising revenue generated as a result of the site agreements negotiated for the duration of the agreement. The site agreement will provide for a commission to be paid to the site owner of not more than 10% of the adjusted gross revenue. For purposes of the contract, adjusted gross revenue is defined as revenue less cost for purchasing and installing the kiosk.

B. The entity will be paid 25% of all adjusted gross usage and 15% of the advertising revenue for any site agreement that is signed for a duration exceeding four years.

C. The entity will be paid $150 for each site agreement of four years or greater and $100 for each site agreement less than four years.

D. The entity was granted a 60 month exclusive representation for the marketing of the kiosk system for Indiana, Michigan and Ohio.

E. In order to maintain the exclusive marketing agreement, the entity agreed to deliver 20 signed site agreements per month for the 60 month contract period and agreed to produce a minimum of eight advertising contracts per kiosk.

F. Upon the execution of the first 100 site agreements the company agreed to grant to the entity an option to purchase 100,000 shares of the company=s common stock for the price of $1.00 per share for one year.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(10)     Other  Events  and  Transactions,  Continued
         --------------------------------------------

G. Upon the execution of the first 500 site agreements the company agreed to grant to the entity an option to purchase 250,000 shares of the Company=s common stock for the price of $1.25 per share for one year.

H. If the entity installs additional advertising panels on the kiosks using secondary advertising panel display units, the entity will be compensated 10% for all advertising revenue up to $15,000 per year. Advertising revenues generating more than $15,000 per year will earn the entity 90% and 10% will be paid to the Company.

(11)     Subsequent  Events
         ------------------

During October, 1999, 308,333 restricted shares of common stock were issued as consideration for amounts owed for legal fees totaling $73,750. The September 30, 1999 financial statements included an accrual for legal fees which include the $73,750.

Effective October 1, 1999, the Company entered into an employment agreement with an individual for a three year period. The individual will serve as Executive Vice President and Director of Technical Support.

A. The employee will receive an annual salary of $80,000 for the first year, $90,000 for the second year and $100,000 for the third year.

B. The employee shall also receive a cash bonus payable following the end of each fiscal year equal to one eighth of one percent of the gross sales of the Company, if and only if the Company is profitable for the corresponding year.

C. In addition to the salary and bonus set forth above, the employee shall be granted options to acquire common stock of the Company as follows:

At the end of the first year the employee shall be eligible to purchase up to 200,000 shares of common stock at $.25 per share. At the end of years two and three the employee shall become eligible to purchase 200,000 shares of stock at the average closing bid price on the five business days immediately preceding the anniversary of the employment agreement. All options granted shall be exercisable for a period of two years from their date of grant.

D. The agreement may be terminated for cause at any time. The agreement may be terminated by the Company or the employee with 30 days notice. If terminated by the Company, the employee shall be entitled to compensation earned up to the date of termination plus 90 days severance pay. If terminated by the employee, the employee shall be entitled to compensation earned prior to the date of termination.

Effective October 6, 1999, the Company entered into an employment agreement with an individual. The agreement is for a term of one year but is subject to termination by the Company for cause. The Company or the employee have the right to terminate the agreement after giving the other party thirty days notice. In the event that the agreement is terminated by the Company without cause, the Employee shall be entitled to compensation earned computed pro-rata up to the date of termination.

     GO  ONLINE  NETWORKS  CORPORATION  AND  CONSOLIDATED  SUBSIDIARIES

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
     December  31,  1997  and  1998  and September 30, 1998 and 1999 (Unaudited)

(11)     Subsequent  Events,  Continued
         ------------------------------

The employee=s compensation during the term of the agreement shall be as follows:

A.     Base  salary  of  $60,000  per  year.

B. Quarterly bonus of 10% of the net advertising revenues of the Go Online kiosk=s generated as a result of the employee=s direct efforts during the previous quarter.

C. The employee shall be granted options to acquire common stock of the Company as follows: For his 1st year of employment, employee is granted an option to purchase 100,000 shares at .32 per share. In addition, for every seventy-five (75) kiosks shipped and installed by the division, up to a maximum of three hundred seventy-five (375) kiosks, employee shall receive options to acquire 25,000 shares of Company common stock at an exercise price equal to seventy-five percent (75%) of the closing bid price on the last business day of the month in which employee became eligible hereunder. Parties to this contract agree that this option starts at a level of 225 units already in existence when employee signed this agreement. The initial option expires December 31, 2000. Subsequent options expire on the 31st of December of the next calendar year that those options become effective in.

                                    Part  II

                      INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The laws of the State of Delaware and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful. In addition, their liability is limited by our Articles of Incorporation.

     We  do  not  currently  have  a policy of directors and officers insurance.

OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth our estimated expenses in connection with the distribution of the securities being registered. None of the expenses will be paid by selling securityholders. Except for SEC filing fees, all expenses have been estimated and are subject to future contingencies.

SEC  registration  fee . . . . . . . . .. . . .   $     3,707.13
Legal  fees  and  expenses . . . . . . . . . .         51,000.00
Printing  and  engraving  expenses . . . . . .          3,000.00
Accounting  fees  and  expenses . . . . . . .          40,000.00
Blue  sky  fees  and  expenses . . . . . . . .          8,000.00
Transfer  agent  registration  fees  and  expenses . .  1,000.00
Miscellaneous  Expenses . . . . . . . . . . . .         3,292.87

Total . . . . . . . . . . . . . . . . . . . . .   $   110,000.00

RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On April 4, 1997, the Company issued 140,000 shares of common stock at a price of $.039 per share to Nickolas Reissis, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $5,400.

     On April 4, 1997, the Company issued 2,500,000 shares of common stock at a price of $.0255 per share to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $63,750.

     On July 10, 1997, the Company issued 800,000 shares of common stock at a price of $.025 per share to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $20,000.

     On July 25, 1997, the Company issued 400,000 shares of common stock at a price of $.025 per share to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

     On November 15, 1997, the Company issued 1,000,000 shares of common stock at a price of $.02 per share to Royal West Sales, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $20,000.

     On November 15, 1997, the Company issued 1,250,000 shares of common stock at a price of $.028 per share to Lightning Imports, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $35,000.

     On January 29, 1998, the Company issued 150,000 shares of common stock at a price of $.067 per share to Gary Howard, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

     On January 29, 1998, the Company issued options to purchase 1,000,000 shares of restricted stock at an exercise price of $.05, 1,000,000 shares of restricted stock at an exercise price of $.07 and 1,000,000 shares of restricted stock at $.09 to Patrick Rost, an accredited investor and a consultant to the Company, in connection with a consulting agreement. These issuances were under
Section 4(2) of the Securities Act. The options at $.05 and at $.07 were exercised. The options at $.09 expired unexercised.

     On January 29, 1998, the Company issued 400,000 shares of common stock at a price of $.035 per share to Pat Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $14,000.

     On March 4, 1998, the Company issued 1,000,000 shares of common stock at a price of $.0325 per share to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $32,500.

     On March 11, 1998, the Company issued 25,000 shares of common stock at a price of $.04 per share to Financial Power Network, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $1,000.

     On April 2, 1998, the Company issued 777,778 shares of common stock at a price of $.045 per share to Charles Dunn, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $35,000.

     On April 2, 1998, the Company issued 100,000 shares of common stock at a price of $.025 per share to Financial Power Network, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $2,500.

     On May 1, 1998, the Company issued 1,250,000 shares of common stock at a price of $.03 per share to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $37,500.

     On June 30, 1998, the Company issued 1,066,666 shares of common stock at a price of $.048 per share to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $51,500.

     On August 5, 1998, the Company sold an aggregate of $100,000 face value convertible debenture to an accredited investor under Rule 504 of Regulation D. The debenture was convertible at a discount into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 3,214,922 shares of common stock.

     On August 8, 1998, the Company issued 200,000 shares of common stock at a price of $.05 per share to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, in consideration for consulting services valued at $10,000.

     On August 21, 1998, the Company issued 800,000 shares of common stock at a price of $.05 per share to James Cannon, an accredited investor and an officer of the Company, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $40,000.

     On September 2, 1998, the Company issued 700,000 shares of common stock at a price of $.025 per share to JPMJ, Inc., an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $17,500.

     On September 14, 1998, the Company issued 450,000 shares of common stock at a price of $.055 per share to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $25,000.

     On October 1, 1998, the Company issued 1,000,000 shares of common stock at a price of $.05 per share to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $50,000.

     On October 2, 1998, the Company issued 1,675,000 shares of common stock at a price of $.025 per share to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $41,875.

     On October 2, 1998, the Company issued 1,675,000 shares of common stock at a price of $.025 per share to Patrick Rost, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $41,875.

     On November 11, 1998, the Company sold an aggregate of $125,000 face value convertible debenture to two accredited investors under Rule 504 of Regulation
D. The debentures were convertible at a discount into shares of common stock of the Company at the discretion of the holders thereof. The two debentures were converted into an aggregate of 5,000,000 shares of common stock.

     On January 5, 1999 the Company sold an aggregate of $121,500 face value convertible debenture to two accredited investors under Rule 504 of Regulation
D. The debentures were convertible at a discount into shares of common stock of the Company at the discretion of the holders thereof. The two debentures were converted into an aggregate of 2,963,658 shares of common stock.

     On January 26, 1999, the Company issued 3,000,000 shares of common stock at a price of $.033 per share to Oriental New Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $100,000.

     On January 26, 1999, the Company issued 285,714 shares of common stock at a price of $.035 per share to Joseph Lynde, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $10,000.

     On January 26, 1999, the Company issued 1,714,286 shares of common stock at a price of $.035 per share to Lightning Imports, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $60,000.

     On February 18, 1999, the Company sold an aggregate of $100,000 face value convertible debenture to an accredited investor under Rule 504 of Regulation D. The debenture was convertible at a discount into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 1,949,991 shares of common stock.

     On March 15, 1999, the Company issued 2,000,000 shares of common stock at a price of $.05 per share to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $100,000.

     On April 16, 1999, the Company issued 4,000,000 shares of common stock at a price of $.03125 per share to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $125,000.

     On April 19, 1999, the Company issued 1,250,000 shares of common stock to Scott Claverie, an accredited investor and President of AMS Acquisition Corporation which develops and maintains our ShopGoOnline division, which shares were valued at $.275 per share. This issuance was completed in accordance with  Section  4(2)  of  the  Securities  Act.

     In June 1999, the Company issued 500,000 shares to the two shareholders of Auctionomics, Inc. in connection with the acquisition of Auctionomics, Inc. by the Company. This issuance was exempt under Section 4(2) of the Securities Act.

     On August 11, 1999, the Company issued 800,000 shares of common stock at a price of $.1125 per share to LaSalle Investments, an accredited investor, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $90,000.

     In September 1999, the Company issued 200,000 shares of restricted common stock valued at $.42 and options to purchase 1,000,000 shares of common stock at $.50 per share to Patrick Rost in connection with a consulting agreement. This issuance was pursuant to Section 4(2) of the Securities Act.

     On September 8, 1999 the Company completed a reorganization which resulted in all shareholders of Jones Naughton Entertainment, Inc., a Colorado corporation, effectively receiving a share of Go Online Networks Corporation, a Delaware corporation in accordance with a tax free reorganization and reincorporation. This issuance was exempt in accordance with Section 3(a)(8) of the Securities Act.

     On Septmeber 20, 1999 the Company sold a Convertible Note to Triton Private Equities Fund, L.P., an accredited investor, for $350,000. In connection with the sale of the Convertible Note, the Company issued warrants to purchase 175,000 shares at $.50 per share to Triton and warrants to purchase 17,500 shares at $.50 per share to Ganesh Ltd., an accredited investor and a finder in the transaction.

     On October 4, 1999, the Company issued 1,320,833 shares of common stock at a price of $.158 per share to Oriental New Investments, an accredited investor and a Colorado resident entity, under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds to the Company of $208,750.

     On October 6, 1999, the Company issued 208,333 shares of "restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Cutler Law Group and certain of its employees, the Company's legal counsel and an accredited investor, in exchange for legal services rendered valued at $70,000. The Company relied upon Section 4(2) of the Securities Act for the issuance.

     On October 6, 1999, the Company issued 100,000 shares of "restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Fred Turner, the Company's litigation legal counsel and an accredited investor, in exchange for legal services rendered valued at $30,000. The Company relied upon Section 4(2) of the Securities Act for the issuance.

EXHIBITS


Exhibit  No.       Description
-----------         -----------

*2.1 Agreement and Plan of Merger of Go Online Networks Corporation, a Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2               Certificate  of  Merger of Jones Naughton Entertainment, Inc.
                   into  Go  Online  Networks  Corporation,  dated
                   August  12,  1999.

*2.3               Articles of Merger of Jones Naughton Entertainment, Inc.
                   with Go  Online  Networks  Corporation,  dated
                   September  8,  1999.

*3.1               Articles  of  Incorporation  of Valencia Capital, Inc., filed
                   October  20,  1987.

*3.2 Articles of Amendment to the Articles of Incorporation of Valencia Capital, Inc., filed February 7, 1991.

*3.3 Articles of Amendment to the Articles of Incorporation of Jones Naughton Entertainment, Inc., filed July 27, 1994.

*3.4 Articles of Amendment to the Articles of Incorporation of Jones Naughton Entertainment, Inc., filed July 28, 1994.

*3.5 Certificate of Designation for Jones Naughton Entertainment, Inc., dated June 8, 1994.

*3.6               Bylaws  of  Jones  Naughton  Entertainment, Inc., as amended.

*3.7 Certificate of Incorporation of Go Online Networks Corporation, dated August 11, 1999.

*3.8 Certificate of Designation for Go Online Networks Corporation, dated August 13, 1999.

*3.9               Bylaws  of  Go  Online  Networks  Corporation.

*3.10              Articles  of  Incorporation  of AMS Acquisition Corp., filed
                   June  29,  1998.

*3.11              Bylaws  of  AMS  Acquisition  Corp.

5 Opinion of Cutler Law Group with respect to legality of the securities of the Registrant begin registered

*10.1 Agreement and Plan of Reorganization by and among Amerinet Financial Systems, Inc., Jones Naughton Entertainment, Inc., Real Estate Television Network, Inc. and Amerinet, Inc., dated August 1996.

**10.2 Stock Purchase Agreement between Amerinet Financial Services, Inc. and Jones Naughton Entertainment, Inc., dated October 1996.

*10.3 Escrow Agreement between Jones Naughton Entertainment, Inc., Amerinet Financial Systems, Inc. and MRC Legal Services Corporation, dated February 12, 1997

*10.4 Form of Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and investors for 504 Stock Sales from January 1997 through April 1999.

*10.5 Escrow Agreement between Jones Naughton Entertainment, Inc., Michael Rost and MRC Legal Services Corp., dated November 17, 1997.

*10.6 Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Joe Lynde, dated
                   November  17,  1997.

*10.7 Escrow Agreement between Jones Naughton Entertainment, Inc., Joseph Lynde and MRC Legal Services Corp., dated November 17, 1997.

*10.8 Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and David Evans, dated November 17, 1997.

*10.9 Escrow Agreement between Jones Naughton Entertainment, Inc., David Evans and MRC Legal Services Corp., dated November 17, 1997.

*10.10 Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Patricia L. Schonebaum IRA Account, dated November 17,
1997.

*10.11 Escrow Agreement between Jones Naughton Entertainment, Inc., Patricia L. Schonebaum IRA Account and MRC Legal Services Corp., dated November 17, 1997.

*10.12 Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Patricia L. Schonebaum, dated November 17, 1997.

*10.13 Escrow Agreement between Jones Naughton Entertainment, Inc., Patricia L. Schonebaum and MRC Legal Services Corp., dated November 17, 1997.

*10.14 Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Joy F. Evans, dated November 17, 1997.

*10.15             Escrow  Agreement  between  Jones  Naughton  Entertainment,
                   Inc., Joy F. Evans and MRC Legal Services Corp., dated November 17, 1997.

*10.16 Agreement for Purchase and Sale of Assets between Sign Products of America, Inc. and Jones Naughton Entertainment, Inc., dated March 1998.

*10.17 Agreement for Purchase and Sale of Assets between Affiliated Marketing Services, Inc. and AMS Acquisition Corp., dated July 8, 1998.

*10.18 Employment Agreement between AMS Acquisition Corp. and Paul Hentschl effective July 8, 1998.

*10.19 First Company Security Agreement in favor of Affiliated Marketing Services, Inc., dated July 8, 1998.

*10.20             Company Security Agreement in favor of Paul Hentschl, dated
                   July  8,  1998.

*10.21             Secured  Promissory  Note  payable  to Paul Hentschl, dated
                   July  8,  1998.

*10.22 Agreement for Purchase and Sale of Assets between AMS Acquisition Corp. and Affiliated Marketing Services, Inc., dated January 11, 1999.

*10.23 Addendum to Agreement for Purchase and Sale of Assets between AMS Acquisition Corp. and Affiliated Marketing Services, Inc., dated January 13, 1999.

*10.24             Joint  Venture  Agreement  by  and  between  Jones Naughton
                   Entertainment,  Inc.  and  Scott  Claverie,  dated
                   February  26,  1999.

*10.25 Employment Agreement between Jones Naughton Entertainment, Inc. and James Cannon, effective April 12, 1999.

*10.26 Stock Exchange Agreement by and between Jones Naughton Entertainment, Inc. and Scott Claverie, dated
                   April  19,  1999.

*10.27 Independent Consultant Agreement between Jones Naughton Entertainment, Inc. and Michael Abelson, effective
                   May  1,  1999.

*10.28 Marketing Agreement between Jones Naughton Entertainment, Inc. and PDQ Internet , dated May 3, 1999.
*10.29 Marketing Agreement between Jones Naughton Entertainment, Inc. and ieXe, dated June 4, 1999.

*10.30 Reorganization and Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Auctionomics, Inc., dated June 10, 1999.

*10.31 Consulting Agreement between Auctionomics, Inc. and WLTC, LLT, effective June 10, 1999.

*10.32 Vendor Agreement between GoOn-line.com and 5th Avenue Channel, dated June 1999.

*10.33 Addendum to Reorganization and Stock Purchase Agreement between Jones Naughton Entertainment, Inc. and Auctionomics, Inc., dated June
25,  1999.

*10.34 Form of Securities Subscription Agreement between Jones Naughton Entertainment, Inc. and certain Investors for
                    3% Series A Convertible Debentures  due  July  30,  2000

*10.35              Form of 3% Series A Convertible Debenture due July 30, 2000

*10.36 Form of Escrow Agreement between Jones Naughton Entertainment, Inc., certain Investors, and
                    Edward H. Birnbaum, Esq., as escrow agent, for the Company's 3% Series A Convertible Debentures due July 30, 2000.

*10.37 Employment Agreement between Jones Naughton Entertainment, Inc. and Jeffrey F. Reynolds, effective August 9, 1999.

*10.38 Office Lease between Jones Naughton Entertainment, Inc. and eOfficeSuites, Inc. dated August 12, 1999.

*10.39 Consulting and Financial Services Agreement between Jones Naughton Entertainment, Inc. and Patrick M. Rost dated September 15, 1999.

*10.40 Employment Agreement between AMS Acquisition Corp. and Matt Herman, effective October 1, 1999.

*10.41 Lease Proposal for 5681 Beach Blvd., Buena Park, CA 90621 for Jones Naughton Entertainment, Inc. dated
                    July  21,  1999.

*10.42 Lease Agreement between GoOn-Line.com and Design Arts Building Associates dated April 29, 1999

*10.43 Securities Purchase Agreement between Go Online Networks Corporation and Triton Private Equities Fund, L.P., dated September 20, 1999

*10.44 Series 1999-A Eight Percent Convertible Promissory Note due October 1, 2001 dated September 21, 1999 issued to Triton Private Equities Fund, L.P.

*10.45 Warrant to Purchase Common Stock dated September 21, 1999 issued to Triton Private Equities Fund, L.P.

*10.46 Registration Rights Agreement between Go Online Networks Corporation and Triton Private Equities Fund, L.P. dated September 20, 1999

*10.47 Escrow Agreement among Go Online Networks Corporation, Triton Private Equities Fund, L.P. and H. Glenn
                    Bagwell, Jr., as escrow agent, dated  as  of
                    September  20,  1999

***10.48 Employment Agreement between AMS Acquisition Corp. and Scott Claverie dated September 1, 1999.

10.49               Form  of  Site  Agreement

10.50               Agreement  between  Auctionomics,  Inc.  and  Classified
                    Auctions.com,  LLC

10.51 Agreement between Ingram Book Company and Go Online Networks Corporation dated November 22, 1999

10.52               Agreement  between  LinkShare  Corporation  and  Go  Online
                    Networks  Corporation

10.53 Agreement between Infotouch Technologies Corporation and Go Online Networks Corporation dated June 22, 1999

10.54 Memorandum of Understanding between Icom Network and Go Online Networks Corporation dated March 8, 1999

10.55 Invoice dated June 14, 1999 reflecting Agreement between Websites Results and Go Online Networks Corporation

10.56 Investment Agreement dated November 29, 1999 between Triton Private Equities Fund LP and Go Online Networks Corporation

10.57 Registration Rights Agreement dated November 29, 1999 between Triton Private Equities Fund LP and Go Online Networks Corporation

10.58 Form of Warrant to Purchase Common Stock issuable to Triton Private Equities Fund LP by Go Online Networks Corporation

*21                 List  of  Subsidiaries

23.1 Consent of Schumacher & Associates, independent public accountants

23.2 Consent of Cutler Law Group (included in their opinion set forth as Exhibit 5 hereto)

*24                 Power  of  Attorney
__________________
*     Previously  filed
**    Corrected  version  from  prior  filing
***   Agreement  not  executed

UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

     (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on December 1, 1999.


     Go  Online  Networks  Corporation


     By:      /s/  Joseph  M.  Naughton
             ----------------------------------
              Joseph  M.  Naughton
              President and Chief Executive Officer